Exhibit 10.25

OFFICE LEASE AGREEMENT

This Lease Agreement (this “Lease”) is made as of the 15th day of July, 2009, between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (hereinafter called “Landlord”), and BAZAARVOICE, INC., a Delaware corporation (hereinafter called “Tenant”).

This Lease consists of this paragraph, the Basic Lease Provisions, the Supplemental Lease Provisions and each exhibit, rider, schedule and addendum attached to the Basic Lease Provisions and Supplemental Lease Provisions. Each capitalized term used, but not defined, in the Supplemental Lease Provisions shall have the meaning assigned to such term in the Basic Lease Provisions.

BASIC LEASE PROVISIONS

1. Building:

a.	Name: 3900 San Clemente.

Address: 3900 N. Capital of Texas Highway, Austin, Texas 78746.

b.	Agreed Rentable Area: 251,146 square feet.

2. Premises:

a.	Suite #: 300; Floors: the entire third (3rd) floor.

b.	Agreed Rentable Area: 50,798 square feet.

3. a. Basic Rent (See Article 2, Supplemental Lease Provisions):

Rental Period	Rate Per Square Foot of Agreed Rentable Area	Basic Annual Rent	Basic Monthly Rent
Lease Months 1 – 17	$0.00	$0.00	$0.00
Lease Months 18 – 27	$20.00	$1,015,959.96	$84,663.33
Lease Months 28 – 39	$20.50	$1,041,359.04	$86,779.92
Lease Months 40 – 51	$21.00	$1,066,758.00	$88,896.50
Lease Months 52 – 63	$21.50	$1,092,156.96	$91,013.08

b. Each “Lease Month” shall be a period of time commencing on the same numeric day as the Commencement Date and ending on (but not including) the day in the next calendar month that is the same numeric date as the Commencement Date.

4. Tenant’s Pro Rata Share Percentage: 20.2265% (the Agreed Rentable Area of the Premises divided by the Agreed Rentable Area of the Building, expressed in a percentage).

5. Term: Sixty-three (63) Lease Months (see Article 1, Supplemental Lease Provisions).

6. Commencement Date: October 1, 2009 (see Article 1, Supplemental Lease Provisions).

7. Expiration Date: December 31, 2014 (see Article 1, Supplemental Lease Provisions).

8. Security Deposit: $900,000.00, which may be in the form of a letter of credit (see Article 3, Supplemental Lease Provisions).

9. Tenant’s Broker: The Aleshire Company (such broker is represented by Jon Aleshire).

10. Permitted Use: General Office Purposes Only, including, without limitation, the development, marketing, administration, sale (other than retail sales), distribution and servicing of Tenant’s Software as a Service (SaaS) social commerce solutions business (see Article 4, Supplemental Lease Provisions).

11. All payments shall be sent to Landlord in care of HPI Real Estate Management, Inc. (“Property Manager”), P.O. Box 202220, Dept. #4192, Dallas, Texas 75320-2220, or such other place as Landlord may designate in writing from time to time. All payments shall be in the form of check unless otherwise agreed to in writing by Landlord and Tenant, provided that payment by check shall not be deemed made if the check is not duly honored with good funds.

12. Parking: See Section 15.17 and Exhibit F, if any, attached to the Supplemental Lease Provisions.

13. Addresses for notices due under this Lease (see Article 14, Supplemental Lease Provisions):

Landlord: 3900 San Clemente, L.P. c/o HPI Real Estate Management, Inc. 3600 North Capital of Texas Highway Building B, Suite 250 Austin, TX 78746 Attention: Property Manager	Tenant: PRIOR TO COMMENCEMENT DATE: 11921 N. Mo Pac Expressway, Suite 420 Austin, Texas 78759 Attention: CFO

AND IF NOTICE OF DEFAULT, COPY TO: The Prudential Insurance Company of America 8 Campus Drive Parsippany, New Jersey 07054-4493 Attention: Legal Department	ON AND AFTER COMMENCEMENT DATE: The Premises. Attention: CFO

Landlord and Tenant are initialing these Basic Lease Provisions in the appropriate space provided below as an acknowledgment that they are a part of this Lease.

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LIST OF EXHIBITS AND RIDERS

TO

SUPPLEMENTAL LEASE PROVISIONS

Exhibit A	Floor Plan
Exhibit B	Land Legal Description
Exhibit C	Intentionally Omitted
Exhibit D	Work Letter
Exhibit E	Acceptance of Premises Memorandum
Exhibit F	Parking Agreement
Exhibit G	Rules and Regulations
Rider 1	Renewal Option
Rider 2	Expansion Option
Rider 3	Tenant’s Right of Opportunity
Rider 4	Tenant’s Termination Option
Rider 5	Right to Audit
Rider 6	Right to Assign to an Affiliate
Rider 7	Generator Rights
Rider H-1	(Hazardous Materials Surveys) No Known Hazardous Materials
Rider H-2	Tenant’s Study, Testing and Inspection Rights

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SUPPLEMENTAL LEASE PROVISIONS

ARTICLE 1

TERM AND POSSESSION

SECTION 1.1 LEASE OF PREMISES, COMMENCEMENT AND EXPIRATION.

1.101 Lease of Premises. In consideration of the mutual covenants herein, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to all the terms and conditions of this Lease, the portion of the Building (as described in Item 1 of the Basic Lease Provisions) described as the Premises in Item 2 of the Basic Lease Provisions and that is more particularly described by the crosshatched area on Exhibit A attached hereto (hereinafter called the “Premises”). If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor shall be considered part of the Premises. The Building, the land (the “Land”) on which the Building is situated (which Land is more particularly described on Exhibit B attached hereto), the parking garage, if any, located on the Land and serving the Building (the “Garage”) and all other improvements located on and appurtenances to the Building, the Garage and the Land are referred to collectively herein as the “Property”.

1.102 Agreed Rentable Area. The agreed rentable area of the Premises is hereby stipulated to be the “Agreed Rentable Area” of the Premises set forth in Item 2b of the Basic Lease Provisions. The agreed rentable area of the Building is hereby stipulated to be the “Agreed Rentable Area” of the Building set forth in Item 1b of the Basic Lease Provisions.

1.103 Initial Term and Commencement. The initial Term of this Lease shall be the period of time specified in Item 5 of the Basic Lease Provisions. The initial Term shall commence on the Commencement Date (herein so called) set forth in Item 6 of the Basic Lease Provisions (as such Commencement Date may be adjusted pursuant to Section 3 of the Work Letter attached hereto as Exhibit D) and, unless sooner terminated pursuant to the terms of this Lease, the initial Term of this Lease shall expire, without notice to Tenant, on the Expiration Date (herein so called) set forth in Item 7 of the Basic Lease Provisions (as such Expiration Date may be adjusted pursuant to Section 3 of the Work Letter). Notwithstanding the foregoing, if the Expiration Date, as determined herein, does not occur on the last day of a calendar month, the Term and the last Lease Month thereof shall be extended by the number of days necessary to cause the Expiration Date to occur on the last day of the last calendar month of the Term. Tenant and Tenant’s space planner and architect shall have access to the Premises upon the execution of this Lease by Landlord and Tenant in connection with preparation of the Space Plan and the Construction Plans. Further, Tenant (and Tenant’s space planner and architect) shall have the right to access the Premises approximately two (2) weeks prior to the Commencement Date for the sole purpose of performing improvements or installing furniture, trade fixtures, telecommunications or other personal property of Tenant provided that Tenant coordinates such access with Landlord’s general contractor and does not materially interfere with the construction of the Tenant’s Improvements. Such access shall be subject to all of the terms and conditions of this Lease, and except for the cost of above Building standard services requested by Tenant in writing (e.g. after hours HVAC), Tenant shall not be required to pay Rent or other remuneration with respect to the period of time prior to the Commencement Date during which

Tenant performs such work. If Tenant occupies the Premises prior to the Commencement Date for any other purpose (other than for the purpose of (i) preparation of the Space Plan and Construction Plans or performing improvements or installing personal property of Tenant, as set forth above or (ii) the removal of Tenant’s improvements as provided in the last sentence of this paragraph), such possession shall be subject to all of the terms and conditions of this Lease and Tenant shall pay Basic Rent (at the rate payable for Lease Month 18) and all charges specified in this Lease during such early occupancy period. Tenant’s access to the Premises for the purposes of performing the work as set forth in this paragraph shall not be deemed to constitute Tenant’s acceptance of delivery of possession of the Premises in the condition required by this Lease, nor Tenant’s acceptance of Tenant’s Improvements. Additionally, Landlord shall have no right or interest of any kind in or to the improvements or installations of Tenant made during the period of such access, and in the event that this Lease shall for any reason be terminated prior to delivery of possession of the Premises to Tenant, Tenant shall have the right, on reasonable notice to Landlord, to access the Premises for purpose of removing such improvements and installations, and such access shall be subject to the same terms as Tenant’s initial early access provided above.

SECTION 1.2 INSPECTION AND DELIVERY OF PREMISES, CONSTRUCTION OF LEASE SPACE IMPROVEMENTS AND POSSESSION.

1.201 Delivery. Tenant acknowledges that Tenant has inspected the Premises and the Common Areas (as hereinafter defined) and, except for latent defects discovered and reported to Landlord by Tenant within 180 days from the Commencement Date, hereby (i) accepts the Common Areas in “as is” condition for all purposes and (ii) subject to Landlord’s completion of its obligations under the Work Letter, Tenant hereby accepts the Premises (including the suitability of the Premises for the Permitted Use) for all purposes. By taking possession of the Premises, Tenant shall be deemed to have accepted the Premises and agreed that the Premises is in good order and satisfactory condition, with no representation or warranty by Landlord as to the condition of the Premises or the Building or suitability thereof for Tenant’s use, except as otherwise expressly set forth herein. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, NO WARRANTIES, EXPRESS OR IMPLIED, ARE MADE REGARDING THE CONDITION OR SUITABILITY OF THE PREMISES ON THE COMMENCEMENT DATE. FURTHER, TO THE EXTENT PERMITTED BY LAW, TENANT WAIVES ANY IMPLIED WARRANTY OF SUITABILITY OR OTHER IMPLIED WARRANTIES THAT LANDLORD WILL MAINTAIN OR REPAIR THE PREMISES OR ITS APPURTENANCES EXCEPT AS MAY BE CLEARLY AND EXPRESSLY PROVIDED IN THIS LEASE.

1.202 Completion. Landlord will perform or cause to be performed the work and/or construction of Tenant’s Improvements in accordance with the terms of the Work Letter and will use reasonable efforts to Substantially Complete (as defined in the Work Letter) Tenant’s Improvements by the Commencement Date. If Tenant’s Improvements are not Substantially Complete by the Commencement Date set forth in Item 6 of the Basic Lease Provisions for any reason whatsoever, Tenant’s sole remedy shall be an adjustment of the Commencement Date and the Expiration Date to the extent permitted under Section 3 of the Work Letter. Notwithstanding the foregoing, if the Commencement Date has not occurred on or before the Outside Completion Date (defined below),

Tenant, as its sole and exclusive remedy, shall be entitled to a rent abatement of $2,783.45 for every day in the period beginning on the Outside Completion Date and ending on the Commencement Date. The “Outside Completion Date” shall mean the date which is ninety (90) days after the latest to occur of (i) Tenant’s approval of the Construction Plans (as defined in the Work Letter), (ii) Tenant’s approval of the Contract Sum (as defined in the Work Letter), and (iii) Landlord’s contractor’s receipt of a building permit for the Tenant’s Improvements. Landlord and Tenant acknowledge and agree that: (x) the determination of the Commencement Date shall take into consideration the effect of any Tenant Delay; and (y) the Outside Completion Date shall be postponed by the number of days the Commencement Date is delayed due to events of force majeure.

1.203 Acceptance of Premises Memorandum. Upon Substantial Completion (as defined in the Work Letter) of Tenant’s Improvements, Landlord and Tenant shall execute the Acceptance of Premises Memorandum (herein so called) attached hereto as Exhibit E. If Tenant fails to execute an Acceptance of Premises Memorandum within thirty (30) days after receipt thereof, Tenant shall be deemed to have accepted the Premises for all purposes (subject to the terms and conditions of this Lease) and Substantial Completion shall be deemed to have occurred on the earlier to occur of (i) actual occupancy or (ii) the Commencement Date set forth in Item 6 of the Basic Lease Provisions.

SECTION 1.3 REDELIVERY OF THE PREMISES.

1.301 Obligation to Redeliver. Upon the expiration or earlier termination of this Lease or upon the exercise by Landlord of its right to re-enter the Premises without terminating this Lease, Tenant shall immediately deliver to Landlord the Premises in broom clean condition, together with all keys and parking and access cards provided to Tenant. Tenant shall, by the Expiration Date or, if this Lease is earlier terminated, within seven (7) days after the termination, at the sole expense of Tenant: (i) remove from the Premises (unless Landlord is asserting its lien rights therein) any equipment, machinery, trade fixtures and personalty installed or placed in the Premises by or on behalf of Tenant, and (ii) if requested, in writing, by Landlord prior to the Expiration Date or within ten (10) business days after the earlier termination of this Lease, (a) remove from the Premises all or any part of the improvements (other than Tenant’s Improvements and other improvements approved by Landlord without the requirement that same be removed upon expiration or earlier termination of the Lease) made to the Premises by or on behalf of Tenant, and (b) restore the Premises to the substantially the same condition existing immediately prior to the installation of such improvements (other than Tenant’s Improvements and other improvements approved by Landlord without the requirement that same be removed upon expiration or earlier termination of the Lease). All removals and work described above shall be accomplished in a good and workmanlike manner and shall be conducted so as not to materially damage the Premises or the Building or the plumbing, electrical lines or other utilities serving the Building. Tenant shall, at its expense, promptly repair any damage caused by any such removal or work. Subject to the terms of this Lease, Landlord will permit Tenant and its contractors reasonable access to the Premises for purposes of completing Tenant’s obligations hereunder. If Tenant fails to deliver the Premises in the condition aforesaid, then Landlord may restore the Premises to such a condition at Tenant’s reasonable expense. All property required to be removed pursuant to this Section not removed within time period required hereunder shall thereupon be conclusively presumed to have been abandoned by Tenant and Landlord may, at its option, on prior written notice to Tenant, take over possession of such property and either (a) declare the same to be the property of Landlord by written notice to Tenant at the address provided herein or (b) at the sole cost and expense of Tenant, remove and store and/or dispose of the same or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or any other person, and Tenant’s failure to remove such property shall be deemed a holding over by Tenant under Section 1.4 hereunder until such failure is rectified by Landlord or Tenant.

1.302 Failure to Deliver. Notwithstanding any provision or inference to the contrary herein contained, but subject to the provisions of Section 1.301 above, in the event that Tenant fails to deliver to Landlord (and surrender possession of) all of the Premises upon the expiration or earlier termination of this Lease (or the applicable portion of the Premises if this Lease expires or terminates as to only a portion of the Premises) on the date of expiration or earlier termination, then Landlord may, without judicial process and without notice of any kind, immediately enter upon and take absolute possession of the Premises or applicable portion thereof, expel or remove Tenant and any other person or entity who may be occupying the Premises or applicable portion thereof, change the locks to the Premises or applicable portion thereof (in which event, Tenant shall have no right to any key for the new locks), limit elevator access to the Premises or applicable portion thereof, and take any other actions as are necessary for Landlord to take absolute possession of the Premises or applicable portion thereof. The foregoing rights are without prejudice and in addition to, and shall not in any way limit Landlord’s rights under, Section 1.4 below.

SECTION 1.4 HOLDING OVER. In the event Tenant or any party under Tenant claiming rights to this Lease, retains possession of the Premises after the expiration or earlier termination of this Lease, such possession shall constitute and be construed as a tenancy at will only, subject, however, to all of the terms, provisions, covenants and agreements on the part of Tenant hereunder; such parties shall be subject to immediate eviction and removal and Tenant or any such party shall pay Landlord as rent for the period of such holdover (on a per month basis without reduction for any partial months during any such holdover) an amount equal to one and one-half (1-1/2) times the Basic Annual Rent and Additional Rent (as hereinafter defined) in effect immediately preceding expiration or termination, as applicable. Tenant shall also pay any and all direct damages sustained by Landlord as a result of such holdover. However, Tenant shall not be liable to Landlord for any direct damages sustained by Landlord as a result of the termination of a subsequent lease of the Premises, or any part thereof, for penalties resulting from the inability to timely deliver the Premises or any portion thereof under a subsequent lease as a result of Tenant’s holdover (such damages, “Holdover Damages”) unless (i) Landlord gives written notice (the “Vacancy Notice”) to Tenant after the date Tenant’s right to renew the Lease pursuant to Rider 1 has occurred stating (x) that Landlord has entered into a letter of intent, letter or memorandum of understanding or another similar instrument with a proposed tenant or a third party has accepted a proposal made by Landlord to lease all or part of the Premises and (y) the date Landlord requires Tenant to vacate the Premises (the “Vacancy Date”), which date shall be the later of thirty (30) days after Tenant’s receipt of the Vacancy Notice and the expiration date of this Lease, and (ii) Tenant fails to vacate the Premises on or before the Vacancy Date. The rent during such holdover period shall be payable to Landlord from time to time on demand; provided, however, if no demand is made during a particular month, holdover rent accruing during such month shall be paid in accordance with the provisions of Article 2. Upon the expiration or earlier termination of this Lease, Tenant will vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend the Term of this Lease; no payments of money by Tenant to Landlord after the expiration or earlier termination of this Lease shall reinstate, continue or extend the Term of this Lease; and no extension of this Lease after the expiration or earlier termination thereof shall be valid unless and until the same shall be reduced to writing and signed by both Landlord and Tenant. Tenant agrees that Landlord shall be entitled to the payment of its reasonable legal fees in the event that Landlord prevails in a forcible detainer action brought by Landlord.

ARTICLE 2

RENT

SECTION 2.1 BASIC RENT. Tenant shall pay as annual rent for the Premises the applicable Basic Annual Rent shown in Item 3 of the Basic Lease Provisions. The Basic Annual Rent shall be payable in monthly installments equal to the applicable Basic Monthly Rent shown in Item 3 of the Basic Lease Provisions in advance, without demand, offset or deduction, except as expressly set forth herein. The monthly installment of Basic Annual Rent for the eighteenth (18th) Lease Month and the monthly installment of Additional Rent for the first (1st) Lease Month shall be payable on execution of the Lease and will be applied on the Commencement Date to the installment of Basic Annual Rent due for the eighteenth (18th) Lease Month and the installment of Additional Rent due for the first Lease Month, respectively. The remaining monthly installments of Basic Annual Rent shall commence on the first (1st) day of the nineteenth (19th) Lease Month and shall continue on the first day of each calendar month thereafter. If the Commencement Date occurs on a day other than the first day of a calendar month or the Expiration Date occurs on a day other than the last day of a calendar month, the Basic Monthly Rent for such partial month shall be prorated.

SECTION 2.2 ADDITIONAL RENT.

2.201 Definitions. For purposes of this Lease, the following definitions shall apply:

(a) “Additional Rent”, for a particular calendar year, shall equal the sum of all (i) Operating Expenses (as hereinafter defined) for the applicable calendar year multiplied by Tenant’s Pro Rata Share Percentage (as set forth in Item 4 of the Basic Lease Provisions) plus (ii) Real Estate Taxes (as hereinafter defined) for the applicable calendar year multiplied by Tenant’s Pro Rata Share Percentage plus (iii) Additional Pass Through Costs (as hereinafter defined) for the applicable calendar year multiplied by Tenant’s Pro Rata Share Percentage. Additional Rent for calendar year 2009 is estimated to be $10.98 per square foot of Agreed Rentable Area of the Premises.

(b) “Operating Expenses” shall mean all of the costs and expenses Landlord incurs, pays or becomes obligated to pay in connection with operating, maintaining, insuring and managing the Property for a particular calendar year or portion thereof as determined by Landlord in accordance with generally accepted accounting principles, including, but not limited to, the following: (i) insurance premiums (“Insurance Premiums”); (ii) water, sewer, electrical and other utility charges (“Utility Expenses”); (iii) service, testing and other charges incurred in the operation and maintenance of the elevators and the plumbing, fire sprinter, security, heating, ventilation and air conditioning system; (iv) cleaning and other janitorial services inclusive of window cleaning); (v) tools and supplies costs; (vi) repair costs; (vii) costs of landscaping, including landscape maintenance and sprinkler maintenance costs and rental and supply costs in connection therewith; (viii) security and alarm services; (ix) license, permit and inspection fees; (x) management fees (not to exceed four percent (4%) of the gross revenues from the Property); (xi) wages and related benefits payable to employees, including taxes and insurance relating thereto; (xii) accounting services related specifically to the accounting of income and expenses associated with the operation of the Property; (xiii) intentionally omitted; (xiv) trash removal; (xv) garage and parking maintenance, repair, repaving and operating costs; and (xvi) the charges assessed against the Property pursuant to any recorded declaration of covenants or the covenants, conditions and restrictions of any other similar instrument affecting the Property as of the date of this Lease. Notwithstanding the foregoing, Operating Expenses shall not include Real Estate Taxes or Additional Pass Through Costs.

(c) “Real Estate Taxes” shall mean (i) all real estate taxes and other taxes or assessments which are levied with respect to the Property or any portion thereof for each calendar year, (ii) any tax, surcharge or assessment which shall be levied as a supplement to or in lieu of real estate taxes, (iii) the reasonable costs and expenses of a consultant, if any, or the reasonable costs and expenses of contesting the validity or amount of such real estate or other taxes and (iv) any rental, excise, franchise, sales, transaction, privilege or other tax or levy, however denominated, imposed upon or measured by the rental reserved hereunder or on Landlord’s business of leasing the Premises, excepting only Landlord’s net income taxes.

(d) “Additional Pass Through Costs” shall mean the following costs and expenses incurred by Landlord from and after January 1 of the calendar year in which this Lease is executed: (i) subject to the limitations of clause (ii) following, the cost of any improvement made to the Property by Landlord that is required under any governmental law or regulation which was not promulgated, or which was promulgated but was not applicable to the Building, at the time the Building was constructed, amortized over such period as Landlord shall reasonably determine, together with an amount equal to interest at the rate of six percent (6%) per annum (the “Amortization Rate”) on the unamortized balance thereof; (ii) the cost of any improvement made to the Common Areas of the Property that is required under interpretations or regulations issued after the Commencement Date under, or amendments made after the Commencement Date to, the provisions of Tex. Rev. Civ. Stat. Ann. art. 9102 and the provisions of the Americans With Disabilities Act of 1990, 42 U.S.C. §§12101-12213 (collectively, the “Disability Acts”), amortized over such period as Landlord shall reasonably determine, together with an amount equal to interest at the Amortization Rate on the unamortized balance thereof; (iii) the cost of any labor-saving or energy-saving device or other equipment installed in the Building (provided Landlord reasonably anticipates that the installation thereof will reduce Operating Expenses), amortized over such period as is reasonably determined by Landlord, together with an amount equal to interest at the

Amortization Rate on the unamortized balance thereof; and (iv) all other capital costs and expenses which would generally be regarded as ownership, operating, maintenance and management costs and expenses which would normally be amortized over a period not to exceed five (5) years.

2.202 Gross-Up. Operating Expenses shall be grossed up to include all additional costs and expenses of owning, operating, maintaining and managing the Building which Landlord determines that it would have incurred, paid or been obligated to pay during such year if the Building had been one hundred percent (100%) occupied.

2.203 Payment Obligation. In addition to the Basic Rent specified in this Lease, Tenant shall pay to Landlord the Additional Rent, in each calendar year or partial calendar year during the Term of this Lease, payable in monthly installments as hereinafter provided. On or prior to the Commencement Date and at least thirty (30) days prior to each calendar year thereafter (or as soon thereafter as is reasonably possible), Landlord shall give Tenant written notice of Tenant’s reasonably estimated Additional Rent for the applicable calendar year and the amount of the monthly installment due for each month during such year. Tenant shall pay to Landlord on the Commencement Date and on the first day of each month thereafter the amount of the applicable monthly installment, without demand, offset or deduction (except as expressly set forth herein), provided, however, if the applicable installment covers a partial month, then such installment shall be prorated on a daily basis; and provided that Tenant’s payment of the installment of Additional Rent under Section 2.1 above shall be applied to the Additional Rent due for the first (1st) Lease Month. Within ninety (90) days after the end of (i) each calendar year and (ii) the Expiration Date or as soon thereafter as is reasonably possible, Landlord shall prepare and deliver to Tenant a statement showing Tenant’s actual Additional Rent for the applicable calendar year, provided that with respect to the calendar year in which the Expiration Date occurs, (x) that calendar year shall be deemed to have commenced on January 1 of that year and ended on the Expiration Date (the “Final Calendar Year”) and (y) Landlord shall have the right to estimate the actual Operating Expenses allocable to the Final Calendar Year but which are not determinable within such ninety day period until the earlier of (i) the date such Operating Expenses are determinable, or (ii) ninety days after the end of the calendar year in which the Expiration Date occurs, at which time Landlord shall prepare and deliver a final statement of actual Operating Expenses. If Tenant’s total monthly payments of Additional Rent for the applicable year are less than Tenant’s actual Additional Rent, then Tenant shall pay to Landlord the amount of such underpayment. If Tenant’s total monthly payments of Additional Rent for the applicable year are more than Tenant’s actual Additional Rent, then Landlord shall credit against the next Additional Rent payment or payments due from Tenant the amount of such overpayment, provided, however, with respect to the Final Calendar Year, Landlord shall pay to Tenant the amount of such excess payments, less any amounts then owed to Landlord. Unless Tenant takes written exception to any item within sixty (60) days after the furnishing of an annual statement, such statement shall be considered as final and accepted by Tenant. Any amount due Landlord as shown on any such statement shall be paid by Tenant within thirty (30) days after it is furnished to Tenant. Tenant shall have the right to audit Additional Rent, subject to and in accordance with the terms of Rider 5 attached hereto.

2.204 Billing Disputes. If there exists any dispute as to (i) the amount of Additional Rent, (ii) whether a particular expense is properly included in Additional Rent or (iii) Landlord’s calculation of Additional Rent (each an “Additional Rent Dispute”), the events, errors, acts or omissions giving rise to such Additional Rent Dispute shall not constitute a breach or default by Landlord under this Lease and even if a judgment resolving the Additional Rent Dispute is entered against Landlord, this Lease shall remain in full force and effect and Landlord shall not be liable for any consequential damages resulting from the event, error, act or omission giving rise to such Additional Rent Dispute. Notwithstanding the existence of an Additional Rent Dispute, Tenant shall pay timely the amount of Additional Rent which is in dispute and will continue to make all subsequent payments of Additional Rent as and when required under this Lease, provided that the payment of such disputed amount and other amounts shall be without prejudice to Tenant’s position. If an Additional Rent Dispute is resolved in favor of Tenant, Landlord shall forthwith pay to Tenant the amount of Tenant’s overpayment of Additional Rent, together with interest from the time of such overpayment at the annual rate of ten percent (10%).

2.205 Revisions in Estimated Additional Rent. If Real Estate Taxes, Insurance Premiums, Utility Expenses or Additional Pass Through Costs increase or decrease during a calendar year or if the number of square feet of rentable area in the Premises increases or decreases, Landlord may reasonably revise the estimated Additional Rent during such year by giving Tenant written notice to that effect and thereafter Tenant shall pay to Landlord or Tenant shall be entitled to a reduction in Additional Rent, as applicable, in each of the remaining months of such year, an amount equal to the amount of such increase or decrease, as the case may be, in the estimated Additional Rent divided by the number of months remaining in such year.

2.206 Real Estate Tax Protest. Section 41.413 of the Texas Property Tax Code may give Tenant the right to protest before the appropriate appraisal review board a determination of the appraised value of the Property if Landlord does not so protest and requires Landlord to deliver to Tenant a notice of any determination of the appraised value of the Property. Tenant acknowledges that the Property is a multi-tenant facility, that any filing of a protest of appraised value by Tenant will give the appraisal district discretion to increase or decrease the appraised value, that an increase in the appraised value will affect Landlord and the other tenants of the Property, and that an increase in the appraised value may increase the taxes not only for the year in question but for future years, potentially beyond expiration of the Lease Term. Accordingly, to the extent permitted by applicable law, Tenant hereby waives the provisions of §41.413 of the Texas Property Tax Code (or any successor thereto). In the alternative, if §41.413 of the Texas Property Tax Code may not be waived, Tenant agrees not to protest any valuation unless Tenant notifies Landlord in writing of Tenant’s intent so to protest and Landlord fails to protest the valuation within fifteen (15) days after Landlord receives Tenant’s written notice. If Tenant files a protest without giving the written notice required by the preceding sentence, such filing shall be an event of default under this Lease without the necessity of any notice from Landlord, regardless of the provisions of Section 13.102 of this Lease. Furthermore, if Tenant exercises the right of protest granted by §41.413 of the Texas Property Tax Code, Tenant shall be solely responsible for, and shall pay, all costs of such protest. If as a result of any protest filed by Tenant, the appraised value of the Property is increased by the appraisal board, Tenant shall be solely responsible for, and shall pay upon demand by Landlord, all taxes (not only

Tenant’s Pro Rata Share Percentage of Real Estate Taxes) assessed against the Property in excess of the taxes which would have been payable in the absence of the protest. Tenant shall continue to pay such excess taxes until the determination of appraised value of the Property is changed by the appraisal review board, regardless of whether the increased taxes are incurred during the Term of the Lease or thereafter. Landlord agrees, upon request by Tenant, to provide to Tenant a copy of the determination of appraised value for any year. The payment obligations of Tenant under this Section 2.206 shall survive the expiration or other termination of this Lease.

SECTION 2.3 RENT DEFINED AND NO OFFSETS. Basic Annual Rent, Additional Rent and all other sums (whether or not expressly designated as rent) required to be paid to Landlord by Tenant under this Lease (including, without limitation, any sums payable to Landlord under any addendum, exhibit, rider or schedule attached hereto) shall constitute rent and are sometimes collectively referred to as “Rent”. Each payment of Rent shall be paid by Tenant when due, without prior demand therefor and without deduction or setoff, except as otherwise expressly provided in this Lease.

SECTION 2.4 LATE CHARGES. If any installment of Basic Annual Rent or Additional Rent or any other payment of Rent under this Lease shall not be paid when due, a “Late Charge” of five cents ($.05) per dollar so overdue may be charged by Landlord to defray Landlord’s administrative expense incident to the handling of such overdue payments; provided that Tenant shall not incur such Late Charge for the first two (2) such failures during any consecutive twelve (12) month period during the Term if Tenant pays the amount due within five (5) business days after Tenant’s receipt of written notice from Landlord that such payments were not made when due. Each Late Charge shall be payable on written demand.

ARTICLE 3

SECURITY DEPOSIT

Tenant will pay Landlord on the date this Lease is executed by Tenant the Security Deposit set forth in Item 8 of the Basic Lease Provisions as security for the performance of the terms hereof by Tenant. Tenant shall not be entitled to interest thereon and Landlord may commingle such Security Deposit with any other funds of Landlord. The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. If Tenant defaults with respect to any provision of this Lease, and such default continues uncured beyond any applicable notice and cure period, Landlord may, but shall not be required to, from time to time, without prejudice to any other remedy, use, apply or retain all or any part of this Security Deposit for the payment of any Rent or any other sum in default or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default, including, without limitation, reasonable costs and attorneys’ fees incurred by Landlord to recover possession of the Premises. After any such application of any portion of the Security Deposit, Tenant shall pay to Landlord, immediately upon demand, the amount so applied so as to restore the Security Deposit to its original amount. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date, after first deducting any amounts then due pursuant to the terms of this Lease. Tenant agrees that it will not assign or encumber or attempt to assign or encumber the monies deposited herein as the Security Deposit and that Landlord and its successors and assigns shall not be bound by any such actual or attempted assignment or encumbrance. Regardless of any assignment of this Lease by Tenant, Landlord may return the Security Deposit to the original Tenant, in the absence of evidence satisfactory to Landlord of an assignment of the right to receive the Security Deposit or any part of the balance thereof.

In lieu of the cash Security Deposit specified in Item 8 of the Basic Lease Provisions, Tenant may deliver to Landlord within ten (10) days after the execution of this Lease, an irrevocable standby non-documentary letter of credit (the “Letter of Credit”). The Letter of Credit shall: (a) be in the amount of $900,000.00; (b) be in form and substance reasonably satisfactory to Landlord; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution reasonably satisfactory to the Landlord; (e) expressly allow Landlord to draw upon it: (i) in the event that the Tenant is in default under the Lease, beyond the expiration of any applicable notice and cure period, by delivering to the issuer of the Letter of Credit written notice that Landlord is entitled to draw thereunder pursuant to the terms of this Lease; or (ii) if Tenant, within thirty (30) days prior to expiration of the Letter of Credit then held by Landlord, fails to provide Landlord with a replacement Letter of Credit meeting the requirements herein; (f) expressly state that it will be honored by the issuer without inquiry into the accuracy of any such notice or statement made by Landlord; (g) expressly permit multiple or partial draws up to the stated amount of the Letter of Credit; and (h) expressly provide that it is transferable to any successor of Landlord at no cost to Landlord or such successor. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term unless the issuer of the Letter of Credit sends a notice (the “Non-Renewal Notice”) to Landlord by certified mail, return receipt requested, not less than thirty (30) days preceding the then expiration date of the Letter of Credit stating that the issuer has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Article 3. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than one (1) year. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least sixty (60) days after the Expiration Date of the Lease (or date of earlier termination of the Lease). If Tenant fails to furnish such renewal or replacement at least thirty (30) days prior to the stated expiration date of the Letter of Credit then held by Landlord, Landlord may draw upon such Letter of Credit and the sums so drawn shall be deemed to be a cash Security Deposit hereunder, and shall be governed in all respects by the terms of the first paragraph of Article 3 hereof. Any renewal of or replacement for the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by a national bank reasonably satisfactory to Landlord at the time of the issuance thereof.

Notwithstanding anything herein to the contrary, provided Tenant has not exercised its Termination Option (as provided in Rider 4 to this Lease) and Tenant is not in default under this Lease as defined in Section 13.1 of this Lease and with respect to defaults for which Tenant has a notice and cure period, no notice of a default has been given as of the effective date of any reduction of the Security Deposit or Letter of Credit, as applicable, Tenant shall have the right to reduce the amount of the Security Deposit or Letter of Credit, as applicable, to the following amounts: (i) $600,000.00 effective as of the last day of the thirty-ninth (39th) Lease Month of the Term; and (ii) $300,000.00 effective as of the last day of the forty-eighth (48th) Lease Month of the Term. In the event Tenant is in default under this Lease as defined in Section 13.1 or with respect to any defaults for which Tenant has a notice and cure period, a default notice has been given to Tenant, as of the effective date of any reduction of the Security Deposit or Letter of Credit, as applicable, the same shall not reduce and Tenant shall maintain the Security Deposit or Letter of Credit without reduction in place until the next reduction date. In no event shall the amount of the Security Deposit or Letter of Credit, as applicable, be reduced to less than $300,000.00. In the event Tenant is maintaining a cash Security Deposit (i.e., if Tenant has not elected to provide the Letter of Credit in lieu thereof) at the time of a reduction of the Security Deposit as described above, then the excess Security Deposit then held by Landlord shall be returned to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written request therefor, after deducting any amounts then payable by Tenant. From and after the date Tenant is entitled to a reduction of the Letter of Credit or Security Deposit as set forth above, Landlord shall not be entitled to draw under the Letter of Credit more than the reduced amount, even if the existing Letter of Credit held by Landlord has a face amount greater than such reduced amount.

ARTICLE 4

OCCUPANCY AND USE

SECTION 4.1 USE OF PREMISES.

4.101 General. The Premises shall, subject to the remaining provisions of this Section, be used solely for the Permitted Use (herein so called) specified in Item 10 of the Basic Lease Provisions. Without in any way limiting the foregoing, Tenant will not use, occupy or permit the use or occupancy of the Premises for any purpose (and the Permitted Use shall not include any use) which is forbidden by or in violation of any applicable law, ordinance or governmental or municipal regulation, order, or certificate of occupancy, or which may be dangerous to life, limb or property; or permit the maintenance of any public or private nuisance; or do or permit any other thing which may disturb the quiet enjoyment of any other tenant of the Property; or keep any substance or carry on or permit any operation which might emit offensive odors or conditions from the Premises; or commit or suffer or permit any waste in or upon the Premises; or sell, purchase or give away, or permit the sale, purchase or gift of food in any form by or to any of Tenant’s agents or employees or other parties in the Premises except through vending machines in employee lunch or rest areas within the Premises for use by Tenant’s employees only; or use any apparatus which might make undue noise or set up vibrations in the Building; or permit anything to be done which would increase the causes of loss special form property insurance rate on the Building or Building contents and, if there is any increase in such rate by reason of acts of Tenant, then Tenant agrees to pay such increase upon demand therefor by Landlord. Payment by Tenant of any such rate increase shall not be a waiver of Tenant’s duty to comply herewith. Tenant shall keep the Premises neat and clean at all times. Tenant shall comply with, and promptly correct any violation of, each and every applicable governmental law, rule or regulation relating to the Premises; provided that Landlord shall be responsible for compliance with respect to the structural components of the Premises unless such compliance is required by Tenant’s particular manner of use of the Premises. Tenant shall comply with any direction of any governmental authority having jurisdiction which imposes any duty upon Tenant or Landlord with respect to the Premises or with respect to the occupancy or use thereof; provided that Tenant shall not be required to make any structural alterations in order to comply with such laws unless required by Tenant’s particular manner of use of the Premises. Tenant shall maintain a ratio of not more than one (1) person per 175 square feet of Agreed Rentable Area of the Premises; provided violation of such ratio shall not be deemed a default under this Lease for any purpose, and Landlord’s sole remedy for a violation shall be the payment required below. Upon request by Landlord, Tenant shall, within three (3) business days after receipt of such request, provide Landlord a written statement containing the number of employees of Tenant at the Premises on a daily basis. Tenant acknowledges that increased numbers of people occupying the Premises causes an increase in wear and tear on the Premises and the Common Areas and increased demand and use of Building services. The increased cost to Landlord arising from excessive use and wear and tear that follows from increased occupant density is difficult or impossible to quantify or measure precisely in dollars. Because the damages from excessive occupant density are difficult or impossible to calculate or quantify monetarily, if Tenant’s use of the Premises is such that the number of employees exceeds the ratio of one (1) person per 175 square feet of Agreed Rentable Area of the Premises for 80% of the business days (whether or not consecutive) in any six (6) consecutive calendar month period, as Landlord’s sole and exclusive remedy, Tenant shall pay to Landlord additional rent equal to ten percent (10%) of the Basic Monthly Rent payable hereunder for each such six (6) calendar months (the “Density Surcharge”). Such payment shall be made with the next accruing installment of Basic Annual Rent and shall be payable for each month in such six (6) month period. Notwithstanding the foregoing, Landlord shall waive the Density Surcharge for violation of the occupancy ratio in the event that during such six (6) consecutive month period the occupancy ratio is not met, Tenant (i) has exercised an option set forth in this Lease to expand the Premises, or (ii) is negotiating in good faith with Landlord to lease additional premises; provided that such wavier shall not apply with respect to any period of negotiation exceeding six (6) months.

4.102 Hazardous and Toxic Materials.

(a) For purposes of this Lease, hazardous or toxic materials shall mean asbestos containing materials (“ACM”) and all other materials, substances, wastes and chemicals classified as hazardous or toxic substances, materials, wastes or chemicals under then-current applicable governmental laws, rules or regulations or that are subject to any right-to-know laws or requirements. See Rider H-1 to this Lease regarding Landlord’s knowledge of hazardous or toxic materials with respect to the Property.

(b) Tenant shall not knowingly incorporate into, or use or otherwise place or dispose of any hazardous or toxic materials at or on the Premises or the Property except for use and storage of cleaning and office supplies used in the ordinary course of Tenant’s business and then only if (i) such materials are in small quantities, properly labeled and contained, (ii) such materials are handled and disposed of in accordance with the highest accepted industry standards for safety, storage, use and disposal, (iii) notice of and a copy of the current material safety data sheet is provided to Landlord for each such hazardous or toxic material and (iv) such materials are used, transported, stored, handled and disposed of in accordance with all applicable governmental laws, rules and regulations. Landlord shall have the right to periodically inspect, take samples for testing and otherwise investigate the Premises for the presence of hazardous or toxic materials. Landlord shall not knowingly dispose of any hazardous or toxic materials on the Property and shall otherwise deal with all hazardous or toxic materials at the Property in a manner that will not materially and adversely affect Tenant’s access, use or occupancy of the Premises. If Landlord or Tenant ever has knowledge of the presence of hazardous or toxic materials on the Property that affect the Premises, the party having knowledge shall notify the other party thereof in writing promptly after obtaining such knowledge.

(c) Prior to commencement of any tenant finish work to be performed by Landlord, Tenant shall have the right to make such studies and investigations and conduct such tests and surveys of the Premises from an environmental standpoint as permitted under Rider H-2 attached hereto. If Tenant requests that Landlord commence construction of Tenant’s Improvements prior to exercising such right, Tenant shall be deemed to have waived the termination right set forth in Rider H-2.

(d) If Tenant or its employees, agents or contractors shall ever violate the provisions of paragraph (b) of this subsection 4.102 or otherwise contaminate the Premises or the Property with hazardous or toxic materials, then Tenant shall clean-up, remove and dispose of the material causing the violation, in compliance with all applicable governmental standards, laws, rules and regulations and then prevalent industry practice and standards and shall repair any damage to the Premises or Building within such period of time as may be reasonable under the circumstances after written notice by Landlord. Tenant shall notify Landlord of its method, time and procedure for any clean-up or removal and Landlord shall have the right to require reasonable changes in such method, time or procedure or to require the same to be done after normal business hours. In the event hazardous or toxic materials are discovered at, on or under the Property in violation of applicable law, which materials were not brought onto Property by Tenant, any subtenant, assignee or invitee at request of Tenant or any of their respective contractors, agents or employees, Landlord shall promptly clean-up, remove and dispose of such material as required by all applicable laws. Tenant’s obligations under this subsection 4.102(d) shall survive the termination of this Lease. Tenant represents to Landlord that, except as has been disclosed to Landlord, Tenant has never been cited for or convicted of any hazardous or toxic materials violations under applicable laws, rules or regulations. Notwithstanding anything to the contrary set forth herein, in no event shall Tenant be responsible for any hazardous or toxic materials existing in the Premises or on the Property on the date of Tenant’s occupancy of the Premises, except to the extent such hazardous or toxic materials were introduced by Tenant or its employees, agents or contractors.

SECTION 4.2 COMPLIANCE WITH LAWS.

4.201 Tenant’s Compliance Obligation.

(a) Tenant shall comply with all laws, statutes, ordinances, orders, permits and regulations affecting (i) Tenant’s use and occupancy of the Premises, (ii) any improvements constructed within the Building by or on behalf of Tenant and (iii) any equipment installed within the Building by Tenant or installed by a party other than Landlord on behalf of Tenant, provided, however, Tenant’s compliance obligations with respect to the Disability Acts shall be governed by paragraph (b) following and the applicable provisions of the Work Letter.

(b) From and after the Commencement Date, Tenant shall be obligated to see that the Premises comply with all existing requirements of and regulations issued under the Disability Acts for each of the following: (i) alterations or improvements to any portion of the Premises performed by or on behalf of Tenant after the Commencement Date; (ii) obligations or complaints arising under or out of Title I of the Americans With Disabilities Act or Tenant’s employer-employee obligations; (iii) obligations or complaints arising under or out of the conduct or operations of Tenant’s business, including any obligations or requirements for barrier removal to customers or invitees as a commercial facility or as a public accommodation (as defined in the Disability Acts); and (iv) any change in the nature of Tenant’s business, or its employees, or financial net worth, or Tenant’s business operations that triggers an obligation under the Disability Acts.

(c) If any law, statute, ordinance, order, permit or regulation with which Tenant is required to comply pursuant to this Lease is violated, Tenant shall take such corrective action as is necessary to cause compliance.

4.202 Landlord’s Compliance Obligation.

(a) Landlord shall comply with all laws, statutes, ordinances, orders and regulations (i) relating to the Property (exclusive, however, of those with which Tenant is obligated to comply by reason of subsection 4.201) and (ii) non-compliance with which would adversely affect Tenant’s use or occupancy of the Premises or Tenant’s rights under this Lease, provided, however, Landlord’s compliance obligations with the Disability Acts shall be as provided in paragraph (b) of this subsection.

(b) From and after the Commencement Date, Landlord shall be responsible for compliance with the Disability Acts in the Common Areas, the structural portions of the Premises, unless Tenant’s obligation as set forth above, and any portions of the Building which do not constitute leasable areas.

SECTION 4.3 RULES AND REGULATIONS. Tenant will comply with such rules and regulations (the “Rules and Regulations”) generally applying to tenants in the Building as may be reasonably adopted from time to time by Landlord for the management, safety, care and cleanliness of, and the preservation of good order and protection of property in, the Premises and the Building and at the Property, provided that Tenant shall receive written notice thereof. All such Rules and Regulations are hereby made a part hereof, as and when notice thereof shall be provided, in writing, to Tenant. The Rules and Regulations in effect on the date hereof are attached hereto as Exhibit G. All changes and amendments to the Rules and Regulations received by Tenant in writing and conforming to the foregoing standards shall be carried out and observed by Tenant. Landlord hereby reserves all rights necessary to implement and enforce the Rules and Regulations and each and every provision of this Lease.

SECTION 4.4 ACCESS. Tenant shall have access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards. Without being deemed guilty of an eviction of Tenant and without abatement of Rent, Landlord and its authorized agents shall have the right to enter the Premises, upon reasonable notice, to inspect the Premises, to show the Premises to prospective lenders or purchasers or, during the last twelve (12) months of the Term, prospective tenants, and to fulfill Landlord’s obligations or exercise its rights (including without limitation Landlord’s Reserved Right [as hereinafter defined]) under this Lease. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises and any other loss occasioned thereby. Landlord shall use reasonable efforts to minimize any interference with Tenant’s business during such entry into the Premises. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock the doors to and within the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means which Landlord may reasonably deem proper to enter the Premises in an emergency without liability therefor.

SECTION 4.5 QUIET POSSESSION. Provided Tenant timely pays Rent and observes and performs all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder (including the application of any applicable notice and cure period), Tenant shall have, and Landlord shall not disturb, the quiet possession, use and enjoyment of the Premises for the entire Term hereof, subject to all of the provisions of this Lease and all laws and restrictive covenants to which the Property is subject.

SECTION 4.6 PERMITS. Landlord shall obtain, at Tenant’s cost and expense (subject to funding through the Finish Allowance provided for in the Work Letter), the certificate of occupancy, if any, required for occupancy of the Premises following construction of Tenant’s Improvements. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business in the Premises or any part thereof, Tenant, at its expense, shall procure and thereafter maintain such license or permit. Additionally, if Tenant’s Improvements or any subsequent alteration or improvement made to the Premises by Tenant or Tenant’s use of the Premises require any modification or amendment of any certificate of occupancy for the Building or the issuance of any other permit of any nature whatsoever, Tenant shall, at its expense, take all actions to procure any such modification or amendment or additional permit.

ARTICLE 5

UTILITIES AND SERVICES

SECTION 5.1 SERVICES TO BE PROVIDED. Landlord agrees to furnish or cause to be furnished to the Premises, the utilities and services described in subsections 5.101 through 5.106 below, subject to all other provisions of this Lease.

5.101 Elevator Service. Except for holidays generally recognized by businesses and emergencies, Landlord shall provide automatic elevator facilities on generally accepted business days from 7:00 a.m. to 6:00 p.m. and on Saturdays from 9:00 a.m. to 1:00 p.m. and have at least one (1) elevator available for use at all other times.

5.102 Heat and Air Conditioning. On generally accepted business days from 7:00 a.m. to 6:00 p.m. and on Saturdays (other than holidays generally recognized by businesses) from 9:00 a.m. to 1:00 p.m., Landlord shall ventilate the Premises and furnish heat or air conditioning, at such temperatures and in such amounts as is customary in buildings of comparable size, quality and in the general vicinity of the Building, with such adjustments as Landlord reasonably deems necessary for the comfortable occupancy of the Premises, subject to events of force majeure and any governmental requirements, ordinances, rules, regulations, guidelines or standards relating to, among other things, energy conservation. Upon request, Landlord shall make available, at Tenant’s expense, after hours heat or air conditioning. The minimum charge and the hourly rate for the use of after hours heat or air conditioning shall be reasonably determined from time to time by Landlord and confirmed in writing to Tenant. As of the date of this Lease, Landlord’s charge for such after hours heat or air conditioning is $30.00 per hour per zone, plus applicable taxes.

5.103 Electricity.

(a) Landlord shall furnish to the Premises electric current not in excess of that required by the office lighting and receptacles included in Tenant’s Improvements and reasonable amounts of normal office equipment customarily used for general office use, provided, however, Tenant shall be solely responsible for the costs of electrical consumption (without duplication) (i) by equipment which requires a voltage other than 120 volts single phase, (ii) in excess of that supplied to the Premises on the Commencement Date, or (iii) by any single piece of equipment in excess of 0.5 kilowatts at rated capacity (such consumption is herein referred to as “Excess Consumption” and the costs of Excess Consumption are herein referred to as “Excess Consumption Costs”).

(b) Landlord may, from time to time, engage a reputable consultant to conduct a survey of electrical usage within the Premises or install one or more submeters to measure electrical usage within the Premises or a particular floor of the Premises. If the survey or submeters reflect Excess Consumption, then (i) Tenant shall be responsible for the reasonable costs of any such surveys and submeters, (ii) Landlord shall have the right to install permanent submeters to measure the electrical consumption within the Premises (which permanent submeters shall constitute a part of Tenant’s Submeters, as hereinafter defined), (iii) Tenant shall pay for the cost of acquiring, maintaining, repairing and reading such submeters, and (iv) Tenant shall pay the Excess Consumption Costs.

(c) Tenant shall not (i) without the express prior written consent of Landlord, install or use or permit the installation or use of any computer or electronic data processing equipment or any other electrical equipment which (singly) consumes more than 0.5 kilowatts at rated capacity or requires a voltage other than 120 volts single phase or otherwise has high electrical consumption, (ii) use electric current in excess of the capacity of the feeders or lines to the Building as of the Commencement Date or the risers or wiring installation of the Building or the Premises as of the Commencement Date, or (iii) install any electrical plugs, connections or outlets which supply a voltage greater than 120 volts single phase without first notifying Landlord and arranging for the installation of a permanent submeter (which shall be deemed to be part of Tenant’s Submeters), at Tenant’s expense, to measure the electrical power consumed by the equipment and/or machinery hooked or plugged into such plugs, connections or outlets. All submeters installed by Landlord or Tenant to measure electrical usage by certain pieces of equipment located within the Premises together with any submeters installed by Landlord pursuant to paragraph (b) of this subsection are herein collectively referred to as “Tenant’s Submeters”. Landlord will maintain and repair Tenant’s Submeters, at Tenant’s cost.

(d) Upon the installation of Tenant’s Submeters, Landlord will on or about the first day of each month during the Term of this Lease, read Tenant’s Submeters and record such readings for purposes of determining Metered Electrical Expenses (hereinafter defined). The cost of electricity consumed within each separately metered portion of the Premises and by each separately metered piece of equipment within the Premises (“Metered Electrical Expenses”) shall be equal to the sum of (i) the kilowatts of electricity consumed within the separately metered portions of the Premises (as measured by the applicable Tenant’s Submeters) during the applicable month (or other applicable period) and (ii) the kilowatts of electricity consumed by each separately metered equipment within the Premises (as measured by the applicable Tenant’s Submeters), multiplied by (iii) the cost per kilowatt of electricity charged to Landlord by the public utility for electricity consumed within the Building during the applicable month (or other applicable period). Landlord may, from time to time, invoice Tenant for Metered Electrical Expenses (as well as any Excess Consumption Costs determined by a reputable consultant) and Tenant shall, within ten (10) days after receiving an invoice therefor (which invoice shall be accompanied by a copy of applicable third party bill), pay Landlord the amount of the Metered Electrical Expenses (and/or, as applicable, any Excess Consumption Costs determined by a reputable consultant) covered by such invoice. Each such invoice submitted by Landlord to Tenant shall include (i) the period of consumption covered by such invoice, (ii) the beginning and ending readings for each of Tenant’s Submeters for such period, (iii) Landlord’s calculations of the Metered Electrical Expenses covered by such invoice, and (iv) if applicable, the independent electrical consultant’s calculations of Excess Consumption and the Excess Consumption Costs.

5.104 Water. Landlord shall furnish water for drinking, cleaning and lavatory purposes only. If Tenant desires water in the Premises for any approved reason, including a private lavatory or kitchen, the cost to provide such water shall be paid by Tenant and Tenant shall be responsible, at its sole cost and expense, for the maintenance of all lines and pipes connecting to the Building water main.

5.105 Janitorial Services. Landlord shall provide janitorial services to the Premises, comparable to that provided in other office buildings of similar size, quality and in the general vicinity of the Building, provided the Premises are used exclusively for the Permitted Use and further provided Tenant complies with subsection 6.201 below.

5.106 Common Areas. Landlord shall perform routine maintenance in the Common Areas (hereinafter defined).

5.107 Bulbs and Ballasts. Landlord shall provide Building standard bulbs and ballasts as necessary in the Premises. Landlord shall also provide non-building standard bulbs and ballasts provided Tenant shall pay the cost thereof, together with an administrative fee equal to ten percent (10%) of such cost. All amounts due under this subsection for such non-building standard bulbs shall be paid to Landlord within thirty (30) days after receipt of an invoice therefor. Upon request, Landlord will provide Tenant with a copy of an invoice evidencing the actual costs reflected therein.

SECTION 5.2 ADDITIONAL SERVICES. Landlord may impose a reasonable charge for any utilities and services, including without limitation, air conditioning, electrical current and water, provided by Landlord by reason of any use of the services at any time other than the hours set forth in subsection 5.102 above or beyond the levels or quantities that Landlord agrees herein to furnish or because of special electrical, cooling or ventilating needs created by Tenant’s hybrid telephone equipment, computers or other equipment. In no event will Landlord be required to provide any additional services if Tenant is in breach of its obligation to pay any Rent hereunder as and when due and payable beyond any applicable notice and cure period.

Section 5.3 TENANT’S OBLIGATION. Intentionally omitted.

Section 5.4 SERVICE INTERRUPTION

5.401 SERVICE INTERRUPTION/WAIVER OF LANDLORD LIABILITY. LANDLORD SHALL NOT BE LIABLE FOR AND, EXCEPT AS PROVIDED IN SUBSECTION 5.402 BELOW, TENANT SHALL NOT BE ENTITLED TO ANY ABATEMENT OR REDUCTION OF RENT BY REASON OF LANDLORD’S FAILURE TO MAINTAIN TEMPERATURE OR ELECTRICAL CONSTANCY LEVELS OR TO FURNISH ANY OF THE FOREGOING SERVICES when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbance or labor dispute of any character, governmental regulation, moratorium or other governmental action, inability to obtain electricity, water or fuel, or by any cause beyond Landlord’s reasonable control (collectively, “Uncontrollable Events”), NOR SHALL ANY SUCH UNCONTROLLABLE EVENT OR RESULTS OR EFFECTS THEREOF BE CONSTRUED AS AN EVICTION (CONSTRUCTIVE OF ACTUAL) OF TENANT OR AS A BREACH OF THE IMPLIED WARRANTY OF SUITABILITY, OR RELIEVE TENANT FROM THE OBLIGATION TO PERFORM ANY COVENANT OR AGREEMENT HEREIN AND IN NO EVENT SHALL LANDLORD BE LIABLE FOR DAMAGE TO PERSONS OR PROPERTY (INCLUDING, WITHOUT LIMITATION, BUSINESS INTERRUPTION) OR BE IN DEFAULT HEREUNDER, AS A

RESULT OF ANY SUCH UNCONTROLLABLE EVENT OR RESULTS OR EFFECTS THEREOF.

5.402 Limited Right to Abatement of Rent. If any portion of the Premises becomes unfit for occupancy because Landlord fails to deliver any service as required under Section 5.101 through 5.104 above (each an “Essential Service”) for any period (other than a reconstruction period conducted pursuant to Section 7.1 or Article 8 below) exceeding five (5) consecutive business days after written notice by Tenant to Landlord and provided such failure is not caused by Tenant, Tenant’s Contractors or any of their respective agents or employees, Tenant shall be entitled to a fair partial abatement of Basic Annual Rent and Additional Rent for any such portion of the Premises from the expiration of such five (5) business day period until such portion is again fit for occupancy.

5.403 Exclusive Remedy. Tenant’s sole and exclusive remedy for a failure by Landlord to provide any Essential Service to the Premises shall be Tenant’s remedy set forth in subsection 5.402; provided that if all or a material portion of the Premises becomes unfit for occupancy because Landlord fails to deliver an Essential Service for any period (other than a reconstruction period conducted pursuant to Section 7.1 or Article 8 below) exceeding one hundred eighty (180) consecutive days after written notice by Tenant to Landlord and provided the restoration of such service is reasonably within the control of Landlord, and provided further such failure is not caused by Tenant, Tenant’s Contractors or any of their respective agents or employees, then Tenant, as its sole and exclusive remedy (in addition to the remedy set forth in subsection 5.402), shall have the right to elect to terminate this Lease by delivering written notice to Landlord of its election thereof within fifteen (15) days after the expiration of said one hundred eighty (180) day period and prior to the restoration of such service, and such termination shall be effective as of the date Landlord receives the termination notice.

SECTION 5.5 MODIFICATIONS. Intentionally omitted.

SECTION 5.6 TELECOMMUNICATION EQUIPMENT. In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building, no such provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval shall include, without limitation, approval of the plans and specifications for the installation of the lines and/or other equipment within the Building; such approval not to be unreasonably withheld or delayed. Landlord’s approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of the provider. Without limitation of the foregoing standard, unless all of the following conditions are satisfied to Landlord’s reasonable satisfaction, it shall be reasonable for Landlord to refuse to give its approval: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the provider’s provision of its services, including without limitation, the costs of installation, materials and services, unless Tenant agrees to timely reimburse Landlord for any such expense and provides adequate security for such reimbursement obligation; (ii) prior to commencement of any work in or about the Building by the provider, the provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord reasonably determines to be necessary to protect its financial interests and the interests of the Building relating to the proposed activities of the provider; (iii) the provider agrees to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are reasonably determined by Landlord to be necessary to protect the interests of the Building, the tenants in the Building and Landlord, in the same or similar manner as Landlord has the right to protect itself and the Building with respect to proposed alterations as described in Section 6.303 of this Lease; (iv) Landlord reasonably determines that there is sufficient space in the Building for the placement of all of the provider’s equipment and materials; (v) the provider agrees to abide by Landlord’s reasonable requirements, if any, that provider use existing Building conduits and pipes or use Building contractors (or other contractors approved by Landlord); (vi) Landlord receives from the provider such compensation as is determined by Landlord to compensate it for space used in the Building for the storage and maintenance of the provider’s equipment, for the fair market value of a provider’s access to the Building, and the costs which may reasonably be expected to be incurred by Landlord; (vii) the provider agrees to deliver to Landlord detailed “as built” plans immediately after the installation of the provider’s equipment is complete; and (viii) all of the foregoing matters are documented in a written license agreement between Landlord and the provider, the form and content of which are reasonably satisfactory to Landlord.

ARTICLE 6

MAINTENANCE, REPAIRS, ALTERATIONS AND IMPROVEMENTS

SECTION 6.1 LANDLORD’S OBLIGATION TO MAINTAIN AND REPAIR. Landlord shall (subject to Section 7.1, Section 7.4, Article 8 below and Landlord’s rights under Section 2.2 above and except for ordinary wear and tear) maintain the exterior walls (including exterior plate glass windows), roof and structural elements of the Building and the mechanical, electrical, plumbing, HVAC, and life-safety systems and elevators generally serving the Building (except to the extent such systems solely serve the Premises). Except for structural elements of the Building and portions of the Building’s systems located within the Premises, Landlord shall not be required to maintain or repair any portion of the Premises. All repairs and replacements performed by or on behalf of Landlord shall be performed in a good and workmanlike manner in compliance with all applicable laws.

SECTION 6.2 TENANT’S OBLIGATION TO MAINTAIN AND REPAIR.

6.201 Tenant’s Obligation.

(a) Subject to Sections 5.107, 6.1, 7.1 and 7.4 and Article 8 of this Lease, Tenant shall, at Tenant’s sole cost and expense, (i) maintain and keep the interior of the Premises (including, but not limited to, all fixtures, walls, ceilings, floors, interior doors, windows [except replacement of exterior plate glass], appliances and equipment which are a part of and exclusively serve the Premises) in good repair and condition, (ii) repair or replace any damage or injury done to the Building or any other part of the Property caused by Tenant, Tenant’s agents, employees, licensees, invitees or visitors or resulting from a breach of its obligations under this Section 6.2 and (iii) indemnify and hold Landlord harmless from, and reimburse Landlord for and with respect to, any and all reasonable costs, expenses (including reasonable attorneys’ fees), claims and causes of action arising from or incurred by and/or asserted in connection with such maintenance, repairs, replacements, damage or injury. All repairs and replacements performed by or on behalf of Tenant shall be performed in a good and workmanlike manner and in accordance with the standards applicable to alterations or improvements performed by Tenant. Tenant shall continue to pay Rent, without abatement, during any period that repairs or replacements are performed or required to be performed by Tenant under this Section 6.2.

(b) Subject to Sections 7.1 and 7.4 and Article 8 of this Lease, Tenant shall maintain and repair all supplemental HVAC units, data and phone cabling, and any and all other installations and equipment installed in the Premises, above the acoustical ceiling tiles of the Premises or elsewhere in the Building (such equipment and installations collectively referred to as the “Tenant Service Equipment”) installed by or on behalf of Tenant and which service only the Premises. Except in the case of an emergency, Tenant shall notify Landlord prior to performing any repair, maintenance or replacement of the Tenant Service Equipment and the same shall be performed in accordance with the standards and conditions applicable to maintenance, repairs and replacements performed by Tenant pursuant to subpart (a) of this Section 6.201. Landlord shall have no liability for any repair, maintenance or replacement cost incurred in connection with the Tenant Service Equipment. All Tenant Service Equipment shall become property of the Landlord at the expiration or earlier termination of the Lease; provided that, if requested by Landlord, Tenant shall remove the Tenant Service Equipment on or before the Expiration Date or, if this Lease is terminated earlier, within seven (7) days after such termination. All removals shall be accomplished in accordance with the standards for removals under Section 1.301 hereof. Tenant shall indemnify and hold Landlord harmless from, and reimburse Landlord for and with respect to, any and all reasonable costs, expenses (including reasonable attorneys’ fees), claims and causes of action arising from or incurred by and/or asserted in connection with the (i) maintenance, repair, replacement of the Tenant Service Equipment and (ii) any damage or injury arising out of or resulting from or in connection with the Tenant Service Equipment.

6.202 Rights of Landlord. Landlord shall have the same rights with respect to repairs performed by Tenant as Landlord has with respect to improvements and alterations performed by Tenant under subsection 6.303 below. In the event Tenant fails, in the reasonable judgment of Landlord, to maintain the Premises in good order, condition and repair, or otherwise satisfy its repair and replacement obligations under subsection 6.201 above, Landlord shall, after giving Tenant written notice of such failure and thirty (30) days to cure such failure, or if such cure cannot reasonably be performed within thirty (30) days, then such thirty (30) period shall be extended by such reasonable time as is reasonably required to complete such cure so long as Tenant commences to cure such failure within such thirty (30) day period and thereafter diligently pursues the same to completion (provided no notice or opportunity to cure shall be required in emergencies), have the right to perform such maintenance, repairs and replacements at Tenant’s expense. Tenant shall pay to Landlord within ten (10) days after demand any such reasonable cost or expense incurred by Landlord, together with interest thereon at the rate specified in Section 15.10 below from the date of demand until paid.

SECTION 6.3 IMPROVEMENTS AND ALTERATIONS.

6.301 Landlord’s Construction Obligation. Except as set forth in Article 7 and Article 8 below, and other than construction obligations relating to Landlord’s general repair and maintenance obligations set forth elsewhere in this Lease, Landlord’s sole construction obligation under this Lease is as set forth in the Work Letter.

6.302 Alteration of Building. LANDLORD HEREBY RESERVES THE RIGHT AND AT ALL TIMES SHALL HAVE THE RIGHT TO REPAIR, CHANGE, REDECORATE, ALTER, IMPROVE, MODIFY, RENOVATE, ENCLOSE OR MAKE ADDITIONS TO ANY PART OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, STRUCTURAL ELEMENTS AND LOAD BEARING ELEMENTS WITHIN THE PREMISES IF NECESSARY FOR SAFETY OR FOR COMPLIANCE WITH GOVERNMENTAL LAWS, REGULATIONS OR ORDINANCES) AND TO ENCLOSE AND/OR CHANGE THE ARRANGEMENT AND/OR LOCATION OF DRIVEWAYS OR PARKING AREAS OR LANDSCAPING OR OTHER COMMON AREAS OF THE PROPERTY, ALL WITHOUT BEING HELD GUILTY OF AN ACTUAL OR CONSTRUCTIVE EVICTION OF TENANT OR BREACH OF THE IMPLIED WARRANTY OF SUITABILITY AND WITHOUT AN ABATEMENT OF RENT (THE “RESERVED RIGHT”). WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE FOREGOING, LANDLORD’S RESERVED RIGHT SHALL INCLUDE, BUT NOT BE LIMITED TO THE RIGHT TO DO ANY OF THE FOLLOWING: (i) erect and construct scaffolding, pipe, conduit and other structures on and within and outside of the Premises where reasonably required by the nature of the changes, alterations, improvements, modifications, renovations and/or additions being performed, (ii) perform within and outside of the Premises all work and other activities associated with such changes, alterations, improvements, modifications, renovations and/or additions being performed, (iii) repair, change, renovate, remodel, alter, improve, modify or make additions to the arrangement, appearance, location and/or size of entrances or passageways, doors and doorways, corridors, elevators, elevator lobbies, stairs, toilets or other Common Areas or Service Areas in which case Landlord agrees that such changes, alterations, modifications and/or additions will not materially and adversely interfere with Tenant’s access to the Premises or the Common Areas, (iv) temporarily close any Common Area and/or temporarily suspend Building services and facilities in connection with any repairs, changes, alterations, modifications, renovations or additions to any part of the Building, (v) repair, change, alter or improve plumbing, pipes and conduits located in the Building, including without limitation, those located above the acoustical ceiling tile in the Premises, the Common Areas, the Service Corridors or the Service Areas (hereinafter defined) of the Building and (vi) repair, change, modify, alter, improve, renovate or make additions to the Building central heating, ventilation, air conditioning, electrical, mechanical or plumbing systems. When exercising the Reserved Right, Landlord will not prevent access to the Premises during normal business hours (except in the event of an emergency) and will interfere with Tenant’s use and occupancy of the Premises as little as is reasonably practicable and Landlord shall, at no cost or expense to Tenant, promptly repair any damage to the Premises caused as a result of Landlord’s exercise of the Reserved Right.

6.303 Alterations, Additions, Improvements and Installations by Tenant. Tenant shall not, without the prior written consent of Landlord, make any changes, modifications, alterations, additions or improvements (other than Tenant’s Improvements under the Work Letter) to, or install any equipment or machinery (other than office equipment and unattached personal property) on, the Premises (all such changes, modifications, alterations, additions, improvements (other than Tenant’s Improvements under the Work Letter) and installations approved by Landlord are herein collectively referred to as “Installations”) if any such Installations would (i) affect any structural or load bearing portions of the Building, (ii) result in a material increase of electrical usage above the normal type and amount of electrical current to be provided by Landlord, (iii) result in an increase in Tenant’s usage of heating or air conditioning, (iv) impact mechanical, electrical or plumbing systems in the Premises or the Building, (v) affect areas of the Premises which can be viewed from Common Areas, (vi) require materially greater or more difficult cleaning work (e.g., kitchens, reproduction rooms and interior glass partitions), (vii) adversely affect Landlord’s ability to deliver Building services to other tenants of the Building or (viii) violate any provision in Article 4 above or Rider H-1 or Rider H-2 attached hereto. As to Installations not covered by the preceding sentence, Tenant will not perform same without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; and as to Installations covered by the preceding sentence, Landlord may withhold consent in its sole discretion. All Installations shall be at Tenant’s sole cost and expense. Without in any way limiting Landlord’s consent rights, Landlord shall not be required to give its consent until (a) Landlord approves the contractor or person making such Installations and approves such contractor’s insurance coverage to be provided in connection with the work, which approvals shall not be unreasonably withheld or delayed, (b) Landlord approves final and complete plans and specifications for the work, which approval shall not be unreasonably withheld or delayed and (c) the appropriate governmental agency, if any, has approved the plans and specifications for such work. All work performed by Tenant or its contractor relating to the Installations shall conform to applicable governmental laws, rules and regulations, including, without limitation, the Disability Acts. Upon completion of the Installations, Tenant shall deliver to Landlord “as built” plans, contractor’s affidavits, and full and final lien waivers of lien and receipted bills covering all labor and materials. If Landlord performs such Installations at Tenant’s request, Tenant shall pay Landlord, as additional Rent, the cost thereof plus five percent (5%) as reimbursement for Landlord’s overhead. Each payment shall be made to Landlord within ten (10) days after receipt of an invoice from Landlord. All Installations that constitute improvements constructed within the Premises shall be surrendered with the Premises at the expiration or earlier termination of this Lease, unless Landlord requests that same be removed pursuant to Section 1.3 above. Tenant shall indemnify and hold Landlord harmless from and reimburse Landlord for and with respect to, any and all reasonable costs, expenses (including reasonable attorneys’ fees), demands, claims, causes of action and liens, arising from or in connection with any Installations performed by or on behalf of Tenant, EVEN IF THE SAME IS CAUSED BY THE NEGLIGENCE OR OTHER TORTIOUS CONDUCT OF LANDLORD OR LANDLORD IS STRICTLY LIABLE FOR SUCH COSTS, EXPENSES OR CLAIMS (EXCLUDING THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD). All Installations performed by or on behalf of Tenant will be performed diligently and in a first-class workmanlike manner and in compliance with all applicable laws, ordinances, regulations and rules of any public authority having jurisdiction over the Building and/or Tenant’s and Landlord’s insurance carriers.

Landlord will have the right, but not the obligation, to inspect periodically the work on the Premises and may require changes in the method or quality of the work in order to comply with the requirements of this Lease.

6.304 Approvals. Any approval by Landlord (or Landlord’s architect and/or engineers) of any of Tenant’s contractors or Tenant’s drawings, plans or specifications which are prepared in connection with any construction of improvements (including without limitation, Tenant’s Improvements) in the Premises shall not in any way be construed as or constitute a representation or warranty of Landlord as to the abilities of the contractor or the adequacy or sufficiency of such drawings, plans or specifications or the improvements to which they relate, for any use, purpose or condition.

ARTICLE 7

INSURANCE, FIRE AND CASUALTY

SECTION 7.1 TOTAL OR PARTIAL DESTRUCTION OF THE BUILDING OR THE PREMISES. In the event that the Building should be totally destroyed by fire or other casualty or in the event the Building (or any portion thereof) should be so damaged that rebuilding or repairs cannot be completed, in Landlord’s reasonable opinion, within one hundred eighty (180) days after such casualty, Landlord shall provide written notice thereof to Tenant within sixty (60) days after such casualty, and, in such event, Landlord may, at its option, terminate this Lease, in which event Basic Annual Rent and Additional Rent shall be abated during the unexpired portion of this Lease effective with the date of such damage. Landlord shall exercise the termination right pursuant to the preceding sentence, if at all, by delivering written notice of termination to Tenant within ten (10) days after Tenant shall receive Landlord’s notice stating that Landlord has determined that the repairs cannot be completed within such one hundred eighty (180) day period. In the event that the Premises should be so damaged by fire or other casualty that rebuilding or repairs cannot be completed, in Landlord’s reasonable opinion, within one hundred eighty (180) days after such casualty, Tenant may, at its option terminate this Lease, in which event Basic Annual Rent and Additional Rent shall be abated during the unexpired portion of this Lease, effective the date of termination. Tenant shall exercise the termination right pursuant to the preceding sentence, if at all, by delivering written notice of termination to Landlord within ten (10) days after being advised by Landlord in writing that the repairs cannot be completed within such one hundred eighty (180) day period. In the event the Building or the Premises should be damaged by fire or other casualty and, in Landlord’s reasonable opinion, the rebuilding or repairs can be completed within one hundred eighty (180) days after the commencement of repairs to the Building or Premises, as applicable, or if the damage should be more serious but neither Landlord nor Tenant elect to terminate this Lease pursuant to this Section, in either such event Landlord shall, as soon as is reasonably practicable, but in no event later than sixty (60) days after the date of such damage, commence (and thereafter pursue with reasonable diligence) repairing the Building and the Premises (including Tenant’s Improvements), but only to the extent of insurance proceeds actually received by Landlord for such repairs, to substantially the same condition which existed immediately prior to the happening of the casualty. However, if Landlord does not have sufficient insurance proceeds to substantially complete the restoration of the Premises and Landlord elects not to fund any shortfall, Landlord shall so notify

Tenant within sixty (60) days after the date of the casualty, and Tenant, within ten (10) days thereafter, shall have the right to terminate this Lease by the giving of written notice to Landlord. In no event shall Landlord be required to rebuild, repair or replace any part of the furniture, equipment, fixtures, inventory, supplies or any other personalty or any other improvements (except Tenant’s Improvements to the extent set forth in the preceding sentence), which may have been placed by Tenant within the Building or at the Premises. Landlord shall allow Tenant a fair diminution of Basic Annual Rent and Additional Rent during the time the Premises are unfit for occupancy; provided, that if such casualty was caused by the gross negligence or intentional misconduct of Tenant, its agents, employees, licensees or invitees, Basic Annual Rent and Additional Rent shall be abated only to the extent Landlord is compensated for such Basic Annual Rent and Additional Rent by loss of rents insurance, if any. Notwithstanding Landlord’s restoration obligation, in the event any mortgagee under a deed of trust, security agreement or mortgage on the Building should require that the insurance proceeds be used to retire or reduce the mortgage debt or if the insurance company issuing Landlord’s fire and casualty insurance policy fails or refuses to pay Landlord the proceeds under such policy, Landlord shall have no obligation to rebuild, Landlord shall promptly notify Tenant of such mortgagee’s election, and this Lease shall terminate upon notice by Landlord to Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or to the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

SECTION 7.2 TENANT’S INSURANCE.

7.201 Types of Coverage. Tenant covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense, the insurance set forth in paragraphs (a), (b) and (c) of this subsection.

(a) Commercial General Liability Insurance. Commercial General Liability Insurance covering the Premises and Tenant’s use thereof against claims for personal or bodily injury or death or property damage occurring upon, in or about the Premises (including contractual indemnity and liability coverage), such insurance to insure both Tenant and, as additional named insureds, Landlord and the Property Manager, and to afford protection to the limit of not less than $2,000,000.00, combined single limit, in respect to injury or death to any number of persons and all property damage arising out of any one (1) occurrence, with a deductible acceptable to Landlord. All insurance coverage required under this subparagraph (a) shall extend to any liability of Tenant arising out of the indemnities provided for in this Lease. Additionally, each policy evidencing the insurance required under this subparagraph shall expressly insure both Tenant and, as additional named insureds, Landlord and the Property Manager, IT BEING THE INTENT THAT SUCH POLICIES AFFORD INSURANCE COVERAGE TO LANDLORD AND THE PROPERTY MANAGER AGAINST CLAIMS FOR PERSONAL OR BODILY INJURY OR DEATH OR PROPERTY DAMAGE OCCURRING UPON, IN OR ABOUT THE PREMISES AS THE RESULT OF THE NEGLIGENCE OF LANDLORD OR THE PROPERTY MANAGER, whether or not required by the other provisions of this Lease.

(b) Property Insurance. Causes of loss — special form property insurance (including coverage against fire, wind, tornado, vandalism, malicious mischief, water damage and sprinkler leakage) covering all fixtures, equipment and personalty located in the Premises and endorsed to provide one hundred percent (100%) replacement cost coverage. Such policy will be written in the names of Tenant, Landlord and any other parties reasonably designated by Landlord from time to time, as their respective interests may appear. The property insurance may, with the consent of the Landlord, provide for a reasonable deductible.

(c) Workers’ Compensation and Employer’s Liability Insurance. Workers’ compensation insurance insuring against and satisfying Tenant’s obligations and liabilities under the worker’s compensation laws of the State of Texas, together with employer’s liability insurance in an amount not less than $1,000,000.00. The insurance required by this part (c) shall include provisions waiving all subrogation rights against Landlord.

7.202 Other Requirements of Insurance. All such insurance will be issued and underwritten by companies reasonably acceptable to Landlord and will contain endorsements that (a) such insurance may not lapse with respect to Landlord or Property Manager or be canceled or amended with respect to Landlord or Property Manager without the insurance company giving Landlord and Property Manager at least thirty (30) days prior written notice of such cancellation or amendment, (b) Tenant will be solely responsible for payment of premiums, (c) in the event of payment of any loss covered by such policy, Landlord or Landlord’s designees will be paid first by the insurance company for Landlord’s loss and (d) Tenant’s insurance is primary in the event of overlapping coverage which may be carried by Landlord. All such insurance shall name Landlord, Property Manager, and any mortgagee, as additional insureds on a form that does not limit the coverage provided under such policy to any additional insured (i) by reason of such additional insured’s negligent acts or omissions (sole or otherwise), (ii) by reason of other insurance available to such additional insured, or (iii) to claims for which a primary insured has agreed to indemnify the additional insured.

7.203 Proof of Insurance. Tenant shall deliver to Landlord within ten (10) days prior to the commencement of construction of Tenant’s Improvements, duplicate originals of all legally enforceable certificates of insurance on all policies required by this Section 7.2 evidencing in-force coverage, stating that Landlord, Property Manager, and any mortgagee of which Landlord has notified Tenant in writing (providing the necessary details to effectuate such coverage), all are additional insureds thereunder and agreeing to give Landlord at least thirty (30) days written notice prior to termination, cancellation or modification adversely affecting Landlord. Further, Tenant shall deliver to Landlord renewals thereof at least thirty (30) days prior to the expiration of the respective policy terms.

SECTION 7.3 LANDLORD’S INSURANCE.

7.301 Types of Coverage. Landlord covenants and agrees that from and after the date of delivery of the Premises from Landlord to Tenant, Landlord will carry and maintain, at its sole cost and expense, the insurance set forth in paragraphs (a) and (b) of this subsection.

(a) Commercial General Liability Insurance. Commercial General Liability Insurance covering the Building and all Common Areas, but excluding the Premises, insuring against claims for personal or bodily injury or death or property damage occurring upon, in or about the Building or Common Areas to afford protection to the limit of not less than $2,000,000.00 combined single limit in respect to injury or death to any number of persons and property damage arising out of any one (1) occurrence. This insurance coverage shall extend to any liability of Landlord arising out of the indemnities provided for in this Lease.

(b) Property Insurance. Landlord shall at all times during the Term hereof maintain in effect a policy or policies of causes of loss — special form property insurance covering the Building (excluding property required to be insured by Tenant) endorsed to provide full replacement cost coverage and providing protection against perils included within the standard Texas form of causes of loss — special form property insurance policy, together with insurance against sprinkler damage, vandalism, malicious mischief and such other risks as Landlord may from time to time determine and with any such deductibles as Landlord may from time to time determine.

7.302 Self Insurance. Any insurance provided for in subsection 7.301 above may be effected by self-insurance or by a policy or policies of blanket insurance covering additional items or locations or assureds, provided that the requirements of this Section 7.3 are otherwise satisfied. Tenant shall have no rights in any policy or policies maintained by Landlord.

SECTION 7.4 WAIVER OF SUBROGATION. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby waives any rights it may have against the other (including, but not limited to, a direct action for damages) on account of any loss or damage occasioned to Landlord or Tenant, as the case may be (EVEN IF (i) SUCH LOSS OR DAMAGE IS CAUSED BY THE FAULT, NEGLIGENCE OR OTHER TORTIOUS CONDUCT, ACTS OR OMISSIONS OF THE RELEASED PARTY OR THE RELEASED PARTY’S DIRECTORS, EMPLOYEES, AGENTS OR INVITEES, OR (ii) THE RELEASED PARTY IS STRICTLY LIABLE FOR SUCH LOSS OR DAMAGE), TO THEIR RESPECTIVE PROPERTY, THE PREMISES, ITS CONTENTS OR TO ANY OTHER PORTION OF THE BUILDING OR THE PROPERTY ARISING FROM ANY RISK (WITHOUT REGARD TO THE AMOUNT OF COVERAGE OR THE AMOUNT OF DEDUCTIBLE) COVERED BY THE CAUSES OF LOSS – SPECIAL FORM PROPERTY INSURANCE REQUIRED TO BE CARRIED BY TENANT AND LANDLORD, RESPECTIVELY, UNDER SUBSECTIONS 7.201(b) AND 7.301(b) ABOVE. The foregoing waiver shall be effective even if either or both parties fail to carry the insurance required by sections 7.201(b) and 7.301(b) above. If a party waiving rights under this Section is carrying a causes of loss special form full replacement cost insurance policy in the promulgated form used in the State of Texas and an amendment to such promulgated form is passed, such amendment shall be deemed not a part of such promulgated form until it applies to the policy being carried by the waiving party. Without in any way limiting the foregoing waivers and to the extent permitted by applicable law, the parties hereto each, on behalf of their respective insurance companies insuring the property of either Landlord or Tenant against any such loss, waive any right of subrogation that Landlord or Tenant or their respective insurers may have against the other party or their respective officers, directors, employees, agents or invitees and all rights of their respective insurance companies based upon an assignment from its insured. Each party to this Lease agrees immediately to give to each such insurance company written notification of the terms of the mutual waivers contained in this Section and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waivers.

SECTION 7.5 INDEMNITY.

7.501 Tenant’s Indemnity. Subject to the limitation and exclusions set forth below in this subsection, Tenant will indemnify and hold harmless Landlord, Property Manager, their respective officers, directors, and employees and any other parties for whom Landlord and/or Property Manager are responsible (each a “Landlord Indemnified Party”) from, and shall reimburse each Landlord Indemnified Party for and with respect to, any and all costs, expenses (including, without limitation, reasonable attorneys’ fees), claims, demands, actions, proceedings, judgments, hearings, damages, losses and liabilities brought or asserted by or payable to any third party, on account of personal injury, death, property damage or any other form of injury or damage (each a “Claim” and collectively, the “Claims”) arising out of or relating to (A) an incident or event which occurred within or on the Premises, (B) the use or occupancy of the Premises or (C) any breach of this Lease by Tenant and which resulted in a Claim, EVEN IF THE CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY LANDLORD INDEMNIFIED PARTY OR THE LANDLORD INDEMNIFIED PARTY IS STRICTLY LIABLE FOR SUCH CLAIM. The indemnification and reimbursement obligations of Tenant under this subsection shall not apply to a Claim (a) arising out of the gross negligence or intentional misconduct of the Landlord Indemnified Party, or (b) waived by Landlord under Section 7.4 above or any other provision of this Lease. If a third party files a lawsuit or brings any other legal action asserting a Claim against a Landlord Indemnified Party and that is covered by the above Tenant’s indemnity, then Tenant, upon notice from the Landlord Indemnified Party, shall resist and defend such Claim through counsel reasonably satisfactory to the Landlord Indemnified Party. Tenant’s obligations under this section shall survive the termination of this Lease.

7.502 Landlord’s Indemnity. Subject to the limitation and exclusions set forth below in this subsection, Landlord will indemnify and hold harmless Tenant and its officers, directors, and employees and any other parties for whom Tenant is responsible (each a “Tenant Indemnified Party”) from, and shall reimburse each Tenant Indemnified Party for and with respect to, any and all Claims (as defined in subsection 7.501 preceding) arising out of or relating to (a) an incident or event which occurred within or on the Common Areas or any other portion of the Building reserved exclusively for the use of Landlord, (b) the use or occupancy of the Common Areas or any other portion of the Building reserved exclusively for the use of Landlord, or (c) any breach of this Lease by Landlord and which resulted in a Claim, EVEN IF THE CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY TENANT INDEMNIFIED PARTY OR THE TENANT INDEMNIFIED PARTY IS STRICTLY LIABLE FOR SUCH CLAIM. The indemnification and reimbursement obligations of Landlord under this subsection shall not apply to a Claim (a) waived by Tenant under Section 7.4 above or any other provision of this Lease, (b) related to hazardous or toxic materials and caused by an act or omission that does not constitute a breach by Landlord of the provisions of subsection 4.102 above or Rider H-1 or Rider H-2 attached hereto, (c) arising out of the gross negligence or intentional misconduct of the Tenant Indemnified Party or (d) resulting from host liquor liability. If a third party files a lawsuit or brings any other legal action asserting a Claim against a Tenant Indemnified Party and that is covered by Landlord’s indemnity, then Landlord, upon notice from the Tenant Indemnified Party, shall resist and defend such Claim through counsel reasonably satisfactory to the Tenant Indemnified Party. Landlord’s obligations under this subsection shall survive the termination of this Lease.

ARTICLE 8

CONDEMNATION

SECTION 8.1 CONDEMNATION RESULTING IN CONTINUED USE NOT FEASIBLE. If the Property or any portion thereof that, in Landlord’s reasonable opinion, is necessary to the continued efficient and/or economically feasible use of the Property shall be taken or condemned in whole or in part for public purposes, or sold to a condemning authority in lieu of taking, then Landlord shall give notice thereof to Tenant, and the Term of this Lease shall, at the option of Landlord or Tenant, forthwith cease and terminate by delivering notice of termination to the other party within ten (10) business days after Tenant’s receipt of Landlord’s notice.

SECTION 8.2 TOTAL CONDEMNATION OF PREMISES. In the event that all or substantially all of the Premises, or any portion of the Common Areas which materially and adversely affects Tenant’s access to the Premises, is taken or condemned or sold in lieu thereof or Tenant will be unable to use a substantial portion of the Premises or gain access thereto for a period of one hundred eighty (180) consecutive days by reason of a temporary taking, either Landlord or Tenant may terminate this Lease by delivering written notice thereof to the other within ten (10) business days after the taking, condemnation or sale in lieu thereof.

SECTION 8.3 CONDEMNATION WITHOUT TERMINATION. If upon a taking or condemnation or sale in lieu of the taking of all or less than all of the Property which gives either Landlord or Tenant the right to terminate this Lease pursuant to Section 8.1 or 8.2 above and neither Landlord nor Tenant elect to exercise such termination right, then this Lease shall continue in full force and effect, provided that, if the taking, condemnation or sale includes any portion of the Premises, the Basic Annual Rent and Additional Rent shall be redetermined on the basis of the remaining square feet of Agreed Rentable Area of the Premises and the Building. Landlord, at Landlord’s sole option and expense, shall restore and reconstruct the Building to substantially its former condition to the extent that the same may be reasonably feasible, but such work shall not be required to exceed the scope of the work done by Landlord in originally constructing the Building, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation or damages (over and above amounts going to the mortgagee of the property taken) for the part of the Building or the Premises so taken.

SECTION 8.4 CONDEMNATION PROCEEDS. Landlord shall receive the entire award (which shall include sales proceeds) payable as a result of a condemnation, taking or sale in lieu thereof. Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award. Tenant shall, however, have the right to recover from such authority through a separate award which does not reduce Landlord’s award, any compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant’s physical property.

ARTICLE 9

LIENS

Tenant shall keep the Premises and the Property free from all liens arising out of any work performed, materials furnished or obligations incurred by or for Tenant AND TENANT SHALL INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST, AND REIMBURSE LANDLORD FOR AND WITH RESPECT TO, ANY AND ALL CLAIMS, CAUSES OF ACTION, DAMAGES, EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES), ARISING FROM OR IN CONNECTION WITH ANY SUCH LIENS. In the event that Tenant shall not, within thirty (30) days following notification to Tenant of the imposition of any such lien, cause the same to be released of record by payment or the posting of a bond in amount, and form required to comply with applicable law, Landlord shall have, in addition to all other remedies provided herein and by law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. All amounts paid or incurred by Landlord in connection therewith shall be paid by Tenant to Landlord on demand and shall bear interest from the date of demand until paid at the rate set forth in Section 15.10 below. Nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration or repair of or to the Building or the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any mechanic’s or other liens against the interest of Landlord in the Property or the Premises.

ARTICLE 10

TAXES ON TENANT’S PROPERTY

Tenant shall be liable for and shall pay, prior to their becoming delinquent, any and all taxes and assessments levied against, and any increases in Real Estate Taxes as a result of, any personal property or trade or other fixtures placed by Tenant in or about the Premises and any improvements (other than Tenant’s Improvements) constructed in the Premises by or on behalf of Tenant. In the event Landlord pays any such additional taxes or increases, Tenant will, within ten (10) days after demand, reimburse Landlord for the amount thereof.

ARTICLE 11

SUBLETTING AND ASSIGNING

SECTION 11.1 SUBLEASE AND ASSIGNMENT. Except as set forth in Rider 6 attached hereto, Tenant shall not assign this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise (it being agreed that for purposes of this Lease, assignment shall include, without limitation, the transfer of a majority interest of stock, partnership or other forms of ownership interests, merger or dissolution) or mortgage or pledge the same, or sublet the Premises or any part thereof or permit the Premises to be occupied by any firm, person, partnership or corporation or any combination thereof, other than Tenant, without the prior written consent of Landlord, which consent to a sublease or assignment (other than a collateral assignment) shall not be unreasonably withheld, conditioned or delayed so long as Landlord does not elect to terminate this Lease as provided in Section 11.201(b) below. In no event shall any assignment or sublease ever release Tenant from any obligation or liability hereunder. Without limiting Landlord’s consent rights and as a condition to obtaining Landlord’s consent, (i) each assignee must assume all obligations under this Lease and (ii) each sublessee must confirm that its sublease is subject and subordinate to this Lease. In addition, each assignee and sublessee shall agree to cause the Premises to comply at all times with all requirements of the Disability Acts (as amended), including, but not limited to, obligations arising out of or associated with such assignee’s or subtenant’s use of or activities or business operations conducted within the Premises. No assignee or sublessee of the Premises or any portion thereof may assign or sublet the Premises or any portion thereof. Consent by Landlord to one or more assignments or sublettings shall not operate as a waiver of Landlord’s rights as to any subsequent assignments and/or sublettings. Tenant shall deliver to Landlord a copy of each assignment or sublease entered into by Tenant promptly after the execution thereof, whether or not Landlord’s consent is required in connection therewith. Any assignment made by Tenant shall be in recordable form and shall contain a covenant of assumption by the assignee running to Landlord. All reasonable legal fees and expenses incurred by Landlord in connection with any assignment or sublease proposed by Tenant will be the responsibility of Tenant and will be paid by Tenant within five (5) days of receipt of an invoice from Landlord. In addition, Tenant will pay to Landlord an administrative overhead fee of $500.00 in consideration for Landlord’s review of any requested assignment or sublease.

SECTION 11.2 LANDLORD’S RIGHTS.

11.201 Landlord’s Termination and Consent Rights.

(a) If Tenant desires to sublease any portion of the Premises or assign this Lease, Tenant shall submit to Landlord (a) in writing the name of the proposed subtenant or assignee, the nature of the proposed subtenant’s or assignee’s business and, in the event of a sublease, the portion of the Premises which Tenant desires to sublease (if the proposed sublease space is less than all of the Premises, such portion is herein referred to as the “Proposed Sublease Space”), (b) a current balance sheet and income statement for such proposed subtenant or assignee, and (c) a copy of the proposed form of sublease or assignment (collectively, the “Required Information”).

(b) Landlord shall, within fifteen (15) days after Landlord’s receipt of the Required Information deliver to Tenant a written notice (each such notice, a “Landlord Response”) in which Landlord either (i) terminates this Lease, if Tenant desires to sublease all of the Premises or assign this Lease, (ii) terminates this Lease only as to the Proposed Sublease Space, if the Proposed Sublease Space is less than the entire Premises, (iii) consents to the proposed sublease or assignment, or (iv) withholds its consent to the proposed sublease or assignment (and details the basis thereof), which consent shall not be unreasonably withheld, conditioned or delayed so long as Landlord does not elect to terminate this Lease under subparts (i) or (ii) above and so long as Landlord has received all Required Information. Landlord shall be deemed to have reasonably withheld its consent to any sublease or assignment if the refusal is based on (i) Landlord’s determination (in its reasonable discretion) that such subtenant or assignee is not of the character or quality of a tenant to whom Landlord would generally lease space of the Building, (ii) the fact that such sublease or assignment is not in form and of substance reasonably satisfactory to Landlord, (iii) such sublease or assignment conflicts in any manner with this Lease, including, but not limited to, the Permitted Use under Item 10 of the Basic Lease Provisions or Section 4.1 of the Supplemental Lease Provisions, (iv) the proposed subtenant or assignee is a governmental entity or a medical office, (v) the proposed subtenant’s or assignee’s primary business is prohibited by any non-compete clause then affecting the Building, (vi) the proposed subtenant or assignee is a tenant of the Building or Landlord is negotiating with the proposed subtenant or assignee to become a tenant of the Building, (vii) the population density of the proposed subtenant or assignee within the Premises will exceed the general population density requirement set forth in subsection 4.101 hereof, (viii) the character of the business to be conducted within the Premises by the proposed subtenant or assignee is likely to substantially increase the expenses or costs of providing Building services, or the burden on parking, existing janitorial services or elevators in the Building, (ix) the sublease or assignment would cause Landlord to breach any recorded covenants or contractual obligations to which the Property or Landlord is subject or (x) such sublessee or assignee has a net worth less than that of Tenant at the time Tenant submits the Required Information. Notwithstanding the above, Landlord will not withhold its consent solely because the proposed subtenant or assignee is an occupant of the Building if Landlord does not have space available for lease in the Building that is comparable in size to the space Tenant desires to sublet or assign.

(c) If Landlord does not timely exercise its termination right with respect to the proposed sublease or assignment within the required fifteen (15) days period, then Landlord shall be deemed to have waived its right to terminate this Lease with respect to the applicable assignment or sublease, but Landlord shall have the right to consent or withhold its consent to the applicable proposed assignment or sublease, by delivering written notice thereof to Tenant within such fifteen (15) day period. If Landlord does not exercise its right to consent or withhold its consent in respect of a proposed assignment or sublease within the required fifteen (15) day period, then Landlord shall be deemed to have consented to the proposed assignment or sublease.

(d) Notwithstanding anything herein to the contrary, in the event Landlord shall elect to terminate this Lease as provided in Section 11.201(b) above, Tenant shall have the right withdraw its request for consent to the proposed assignment or sublease by providing Landlord with written notice thereof within fifteen (15) business days after receipt of Landlord’s termination notice, in which case this Lease shall continue in full force and effect.

11.202 Effect of Termination. If Landlord timely exercises its option to terminate this Lease as to the entire Premises as provided in subsection 11.201, then this Lease shall terminate on a date specified by Landlord in the Landlord Response (the “Specified Termination Date”), which

Specified Termination Date shall not be sooner than 30 days after the date of Landlord’s Response, nor later than 90 days after the date of Landlord’s Response, and the Basic Rent and Additional Rent shall be paid and apportioned to the Specified Termination Date. If Landlord timely exercises its option to terminate this Lease as to only the Proposed Sublease Space, then (i) this Lease shall end and expire with respect to the Proposed Sublease Space on the applicable Specified Termination Date, (ii) from and after the applicable Specified Termination Date, the Basic Rent shall be reduced by the amount of Basic Rent that was being paid in respect of the Proposed Sublease Space as of the applicable Specified Termination Date, (iii) Tenant’s Pro Rata Share Percentage shall be recalculated based on the square feet of rentable area included in the Premises (exclusive of such Proposed Sublease Space), (iv) Tenant’s estimated payments of Additional Rent shall be recalculated on the basis of the revised Tenant’s Pro Rata Share Percentage, and (v) if the Proposed Sublease Space adjoins another portion of the Premises, Tenant shall, at Tenant’s sole cost and expense, construct and finish such demising walls as are necessary to physically separate the Premises from the Proposed Sublease Space, and (vi) if the Proposed Sublease Space is part of a floor which is fully included in the Premises, then Landlord shall have the right, at Landlord’s sole cost and expense, (a) to construct and finish in accordance with Building standards such demising walls as are necessary (x) to construct a public corridor so as to convert the floor to a multi-tenant floor and (y) to convert the restrooms on such floor (including access thereto) to restrooms which will serve the entire floor, as opposed to only the Premises, and (b) to make such revisions, if any, are necessary, to properly light, heat, cool and ventilate the public corridor and public restrooms.

SECTION 11.3 LANDLORD’S RIGHTS RELATING TO ASSIGNEE OR SUBTENANT. Except in connection with an assignment or sublease pursuant to a Permitted Transfer as described in Rider 6 attached hereto, to the extent the rentals or income derived from any sublease or assignment exceed the rentals due hereunder (after deduction of all reasonable out-of-pocket third party expenses paid by Tenant in connection with such sublease or assignment), fifty percent (50%) of such excess rentals (the “Excess Sublease Rentals”) shall be the property of and paid over to Landlord in consideration for Landlord’s consent to the applicable assignment or sublease. Landlord may at its option collect directly from such assignee or sublessee all rents becoming due to Tenant under such assignment or sublease Tenant hereby authorizes and directs any such assignee or sublessee to make such payments of rent direct to Landlord upon receipt of notice from Landlord and Tenant agrees that any such payments made by an assignee or sublessee to Landlord shall, to the extent of the payments so made, be a full and complete release and discharge of rent owed to Tenant by such assignee or sublessee. No direct collection by Landlord from any such assignee or sublessee shall be construed to constitute a novation or a release of Tenant or any guarantor of Tenant from the further performance of its obligations hereunder. Receipt by Landlord of rent from any assignee, sublessee or occupant of the Premises or any part thereof shall not be deemed a waiver of the above covenant in this Lease against assignment and subletting or a release of Tenant under this Lease. In the event that, following an assignment or subletting, this Lease or Tenant’s right to possession of the Premises is terminated for any reason, including without limitation in connection with default by or bankruptcy of Tenant (which, for the purposes of this Section 11.2, shall include all persons or entities claiming by or through Tenant), Landlord may, at its sole option, consider this Lease to be thereafter a direct lease to the assignee or subtenant of Tenant upon the terms and conditions contained in this Lease, in which event all rentals payable under such lease after the termination of this Lease or Tenant’s right to possession of the Premises shall be deemed the property of Landlord.

SECTION 11.4 ASSIGNMENT AND BANKRUPTCY.

11.401 Assignments after Bankruptcy. If, pursuant to applicable bankruptcy law (as hereinafter defined in Section 13.104), Tenant (or its successor in interest hereunder) is permitted for assign this Lease in disregard of the restrictions contained in this Article 11 (or if this Lease shall be assumed by a trustee for such person), the trustee or assignee shall cure any default under this Lease and shall provide adequate assurance of future performance by the trustee or assignee, including (i) the source of payment of Basic Annual Rent and performance of other obligations under this Lease (for which adequate assurance shall mean the deposit of cash security with Landlord in an amount equal to the sum of one (1) year’s Basic Annual Rent, Additional Rent and other Rent then reserved hereunder for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the Term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed and that any such assignee of this Lease shall have a net worth exclusive of good will, computed in accordance with the generally accepted accounting principles, equal to at least ten (10) times the aggregate of the Basic Annual Rent reserved hereunder); and (ii) that the use of the Premises shall be in accordance with the requirements of Article 4 hereof and, further, shall in no way diminish the reputation of the Building as a first-class office building or impose any additional burden upon the Building or increase the services to be provided by Landlord. If all defaults are not cured and such adequate assurance is not provided within sixty (60) days after there has been an order for relief under applicable bankruptcy law, then this Lease shall be deemed rejected, Tenant or any other person in possession shall immediately vacate the Premises, and Landlord shall be entitled to retain any Basic Annual Rent, Additional Rent and any other Rent, together with any security deposit previously received from the Tenant, and shall have no further liability to Tenant or any person claiming through Tenant or any trustee.

11.402 Bankruptcy of Assignee. If Tenant assigns this Lease to any party and such party or its successors or representatives causes termination or rejection of this Lease pursuant to applicable bankruptcy law, then, notwithstanding any such termination or rejection, Tenant (i) shall remain fully liable for the performance of all covenants, agreements, terms, provisions and conditions contained in this Lease, as though the assignment never occurred and (ii) shall, without in any way limiting the foregoing, in writing ratify the terms of this Lease, as same existed immediately prior to the termination or rejection.

ARTICLE 12

TRANSFERS BY LANDLORD, SUBORDINATION AND

TENANT’S ESTOPPEL CERTIFICATE

SECTION 12.1 SALE OF THE PROPERTY. In the event of any transfer of title to the Building, the transferor shall automatically be relieved and freed of all obligations of Landlord under this Lease accruing after such transfer provided that the transferee assumes the obligations of the Landlord under this Lease from and after the effective date of the applicable transfer. Further, in the event of any transfer of title to the Building, Landlord shall transfer the Security Deposit (and all interest therein) made by Tenant to such transferee and Landlord shall not be released from liability with respect thereto unless the transferee assumes the obligations of the Landlord under this Lease from and after the effective date of the applicable transfer with respect to such Security Deposit.

SECTION 12.2 SUBORDINATION, ATTORNMENT AND NOTICE. This Lease is subject and subordinate to (i) any lease wherein Landlord is the tenant and to the liens of any and all mortgages and deeds of trust, regardless of whether such lease, mortgage or deed of trust now exists or may hereafter be created with regard to all or any part of the Property, (ii) any and all advances (including interest thereon) to be made under any such lease, mortgage or deed of trust and (iii) all modifications, consolidations, renewals, replacements and extensions of any such lease, mortgage or deed of trust; provided that the foregoing subordination in respect of any mortgage or deed of trust placed on the Property after the date hereof shall not become effective until and unless the holder of such mortgage or deed of trust delivers to Tenant a non-disturbance agreement (which may include Tenant’s agreement to attorn as set forth below) permitting Tenant, if Tenant is not then in default under, or in breach of any provision of, this Lease (beyond the expiration of any applicable notice and cure period), to remain in occupancy of the Premises in the event of a foreclosure of any such mortgage or deed of trust without interruption of Tenant’s use of quiet enjoyment of the Premises. Tenant also agrees that any lessor, mortgagee or trustee may elect (which election shall be revocable) to have this Lease superior to any lease or lien of its mortgage or deed of trust and, in the event of such election and upon notification by such lessor, mortgagee or trustee to Tenant to that effect, this Lease shall be deemed superior to the said lease, mortgage or deed of trust, whether this Lease is dated prior to or subsequent to the date of said lease, mortgage or deed of trust. Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Premises (except in a sale-leaseback financing transaction), or in the event of the termination of any lease in a sale-leaseback financing transaction wherein Landlord is the lessee, upon written notice thereof, attorn to and recognize such purchaser, assignee or mortgagee as Landlord under this Lease, provided such party assumes the obligations of Landlord hereunder in writing. Tenant shall, in the event of any proceedings brought for the foreclosure of, or in the event of the exercise of the power of sale under, any mortgage or deed of trust covering the Premises, attorn to and recognize purchaser at such sale, assignee or mortgagee, as the case may be, as Landlord under this Lease, provided such party assumes the obligations of Landlord hereunder. The above subordination and attornment clauses shall be self-operative and no further instruments of subordination or attornment need be required by any mortgagee, trustee, lessor, purchaser or assignee. In confirmation thereof, Tenant agrees that, upon the request of Landlord, or any such lessor, mortgagee, trustee, purchaser or assignee, Tenant shall execute and deliver whatever instruments may be reasonably required for such purposes and to carry out the intent of this Section 12.2.

SECTION 12.3 TENANT’S ESTOPPEL CERTIFICATE. Tenant shall, within ten (10) days after the request of Landlord or any mortgagee of Landlord, without additional consideration, deliver an estoppel certificate, consisting of reasonable statements required by Landlord, any mortgagee or purchaser of any interest in the Property, which statements may include but shall not be limited to the following: whether this Lease is in full force and effect with rent paid through a specified date; whether this Lease has been modified or amended, and if it has, a statement as to the instruments of amendment; whether Landlord is, to Tenant’s knowledge, in default and whether Landlord has, to Tenant’s knowledge, fully performed all of Landlord’s obligations hereunder; and such other statements as may reasonably be required by the requesting party. If Tenant is unable to make any of the statements contained in the estoppel certificate because the same is untrue, Tenant shall with specificity state the reason why such statement is untrue. Landlord agrees not to request an estoppel certificate from Tenant more than twice in any twelve (12) month period, unless required in connection with a proposed sale or financing of the Building. Tenant shall, if requested by Landlord or any such mortgagee, deliver to Landlord a fully executed instrument in form reasonably satisfactory to Landlord evidencing the agreement of Tenant to the mortgage or other hypothecation by Landlord of the interest of Landlord hereunder.

ARTICLE 13

DEFAULT

SECTION 13.1 DEFAULTS BY TENANT. The occurrence of any of the events described in subsections 13.101 through 13.108 shall constitute a default by Tenant under this Lease.

13.101 Failure to Pay Rent. With respect to the first two payments of Rent not made by Tenant when due in any twelve (12) month period, the failure by Tenant to make either such payment to Landlord within five (5) business days after Tenant receives written notice specifying that the payment was not made when due. With respect to any other payment of Rent, the failure by Tenant to make such payment of Rent to Landlord when due, no notice of any such failure being required.

13.102 Failure to Perform. Except for a failure covered by subsection 13.101 above or 13.103 below, any failure by Tenant to observe and perform any provision of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice to Tenant, provided that if such failure cannot be cured within said thirty (30) day period, Tenant shall not be in default hereunder so long as Tenant commences curative action within such thirty (30) day period, and thereafter diligently and continuously pursues the curative action to completion.

13.103 Continual Failure to Perform. The fourth failure by Tenant in any twelve (12) month period to perform and observe a particular provision of this Lease to be observed or performed by Tenant (other than the failure to pay Rent, which in all instances will be covered by subsection 13.101 above), no notice being required for any such fourth failure.

13.104 Bankruptcy, Insolvency, Etc. Tenant or any guarantor of Tenant’s obligations hereunder (hereinafter called “Guarantor”, whether one (1) or more), (i) cannot meet its obligations as they become due, (ii) becomes or is declared insolvent according to any law, (iii) makes a transfer in fraud of creditors according to any applicable law, (iv) assigns or conveys all or a substantial portion of its property for the benefit or creditors or (v) Tenant or Guarantor files a petition for relief under the Federal Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar law (collectively, “applicable bankruptcy law”); a receiver or trustee is appointed for Tenant or Guarantor or its property; the interest of Tenant or Guarantor under this

Lease is levied on under execution or under other legal process; any involuntary petition is filed against Tenant or Guarantor under applicable bankruptcy law; or any action is taken to reorganize or modify Tenant’s or Guarantor’s capital structure if either Tenant or Guarantor be a corporation or other entity (provided that no such levy, execution, legal process or petition filed against Tenant or Guarantor shall constitute a breach of this Lease if Tenant or Guarantor shall vigorously contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service or filing).

13.105 Abandonment. Intentionally omitted.

13.106 Vacation. Intentionally omitted.

13.107 Loss of Right to do Business. Intentionally omitted.

13.108 Dissolution or Liquidation. If Tenant is a corporation or partnership, Tenant dissolves or liquidates or otherwise fails to maintain its corporate or partnership structure, as applicable, and such corporate or partnership structure shall not be reinstated within sixty (60) days.

With respect to the defaults described in subsections 13.103 through 13.108, Landlord shall not be obligated to give Tenant notices of default and Tenant shall have no right to cure such defaults.

In the event Tenant fails to occupy the Premises within one hundred twenty (120) days after the Commencement Date or vacates all or substantially all of the Premises for any period of one hundred twenty (120) or more consecutive days (other than a vacancy due to a casualty, condemnation or a vacancy for which Tenant is expressly entitled to abatement of Rent under this Lease), such failure to occupy and/or vacancy shall not be a default hereunder, however, in such event Landlord shall have the right, but not the obligation, to terminate this Lease by delivering written notice of termination to Tenant prior to the date that Tenant occupies or re-occupies all or substantially all of the Premises, and such termination shall be without penalty to Tenant and the termination date shall be treated as the Expiration Date of this Lease.

SECTION 13.2 REMEDIES OF LANDLORD.

13.201 Termination of the Lease. Upon the occurrence of a default by Tenant hereunder, Landlord may, without judicial process, terminate this Lease by giving written notice thereof to Tenant (whereupon all obligations and liabilities of Landlord hereunder shall terminate) and, without further notice, demand or liability, enter upon the Premises or any part thereof, take absolute possession of the same, by picking or changing locks if necessary, and lockout, and expel or remove Tenant and any other person or entity who may be occupying the Premises. Landlord shall be entitled to recover all loss and damage Landlord may suffer by reason of such termination, whether through inability to relet the Premises on satisfactory terms or otherwise, including without limitation, the following (without duplication of any element of damages):

(a) accrued Rent to the date of termination and Late Charges, plus interest thereon at the rate established under Section 15.10 below from the date due through the date paid or date of any judgment or award by any court of competent jurisdiction, the unamortized cost of the portion of the Tenant’s Improvements paid for by Landlord, brokers’ fees and commissions, reasonable attorneys’ fees, reasonable moving allowances and any other reasonable costs incurred by Landlord in connection with making or executing this Lease, the reasonable cost of recovering the Premises and the costs of reletting the Premises (including, without limitation, advertising costs, brokerage fees, leasing commissions, reasonable attorneys’ fees and reasonable refurbishing costs and other costs in readying the Premises for a new tenant);

(b) the present value of the Rent (discounted at a rate of interest equal to eight percent [8%] per annum [the “Discount Rate”]) that would have accrued under this Lease for the balance of the Lease Term but for such termination, reduced by the reasonable fair market rental value of the Premises for such balance of the Lease Term (determined from the present value of the actual base rents, discounted at the Discount Rate, received and to be received from Landlord’s reletting of the Premises or, if the Premises are not relet, the base rents, discounted at the Discount Rate, that with reasonable efforts could be collected by Landlord by reletting the Premises, calculated in accordance with subsection 13.206);

(c) plus any other costs or amounts necessary to compensate Landlord for its damages.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to provide for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.

13.202 Repossession and Re-Entry. Upon the occurrence of a default by Tenant hereunder (beyond the expiration of any applicable notice and cure period), Landlord may, without judicial process, immediately terminate Tenant’s right of possession of the Premises (whereupon all obligations and liability of Landlord hereunder shall terminate), but not terminate this Lease, and, without notice, demand or liability, enter upon the Premises or any part thereof, take absolute possession of the same, by picking or changing locks if necessary, and lockout, and expel or remove Tenant and any other person or entity who may be occupying the Premises. If Landlord terminates Tenant’s possession of the Premises under this subsection 13.202, (i) Landlord shall have no obligation whatsoever to tender to Tenant a key for new locks installed in the Premises, (ii) Tenant shall have no further right to possession of the Premises and (iii) Landlord will have the right to relet the Premises or any part thereof on such terms as Landlord deems advisable, taking into account the factors described in subsection 13.206. Any rent received by Landlord from reletting the Premises or a part thereof shall be applied first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord (in such order as Landlord shall designate), second, to the payment of any reasonable cost of such reletting, including, without limitation, reasonable refurbishing costs, reasonable attorneys’ fees, advertising costs, brokerage fees and leasing commissions and third, to the payment of Rent due and unpaid hereunder (in such order as Landlord shall designate), and Tenant shall satisfy and pay to Landlord any deficiency upon demand therefor from time to time. However, Landlord shall use commercially reasonable efforts to relet the Premises and otherwise take steps to mitigate the Landlord’s damages. Landlord shall not be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any rent due upon any such reletting. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election on Landlord’s part to terminate this Lease unless a written notice of such termination is given to Tenant pursuant to subsection 13.201 above. If Landlord relets the Premises, either before or after the termination of this Lease, all such rentals received from such lease shall be and remain the exclusive property of Landlord and Tenant shall not be, at any time, entitled to recover any such rental, but the same shall be credited and applied as provided herein. Landlord may at any time after a reletting elect to terminate this Lease. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all reasonable expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord’s possession or under Landlord’s control. All such property not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or termination of Tenant’s right to possession of the Premises, however terminated, at Landlord’s option, shall be conclusively deemed to have been conveyed by Tenant to Landlord by bill of sale with general warranty of title without further payment or credit by Landlord to Tenant.

13.203 Cure of Default. Upon the occurrence of a default hereunder by Tenant, Landlord may, without judicial process and without having any liability therefor, enter upon the Premises and do whatever Tenant is obligated to do under the terms of this Lease and Tenant agrees to reimburse Landlord on demand for any reasonable expenses which Landlord may incur in effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action.

13.204 Continuing Obligations. Except as expressly set forth above, no repossession of or re-entering upon the Premises or any part thereof pursuant to subsection 13.202 or 13.203 above or otherwise and no reletting of the Premises or any part thereof pursuant to subsection 13.202 above shall relieve Tenant or any Guarantor of its liabilities and obligations hereunder, all of which shall survive such repossession or re-entering. In the event of any such repossession of or re-entering upon the Premises or any part thereof by reason of the occurrence of a default, Tenant will continue to pay to Landlord Rent required to be paid by Tenant.

13.205 Cumulative Remedies. No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy set forth herein or otherwise available to Landlord at law or in equity and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. In addition to the other remedies provided in this Lease and without limiting the preceding sentence, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the covenants, agreements, conditions or provisions of this Lease, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity.

13.206 Mitigation of Damages. Landlord agrees to use commercially reasonable efforts to relet the Premises to the extent required by the laws of the State of Texas, and in connection therewith, it is understood and agreed that:

(a) Landlord may elect to lease other comparable, available space in the Building, if any, before reletting the Premises.

(b) Landlord may decline to incur material out-of-pocket costs to relet the Premises, other than customary leasing commissions and legal fees for the negotiation of a lease with a new tenant.

(c) Landlord may decline to relet the Premises at rental rates below then prevailing market rental rates, because of the negative impact lower rental rates would have on the value of the Building and because of the uncertainty of actually receiving from Tenant the greater damages that Landlord would suffer from and after reletting at the lower rates.

(d) Before reletting the Premises to a prospective tenant, Landlord may require the prospective tenant to demonstrate the same financial wherewithal that Landlord would require as a condition to leasing other space in the Building to the prospective tenant.

(e) Identifying a prospective tenant to relet the Premises, negotiating a new lease with such tenant and making the Premises ready for such tenant will take time, depending upon market conditions when the Premises first become available for reletting, and during such time Landlord cannot reasonably be expected to collect any revenue from reletting.

13.207 Waiver of Jury Trial. TENANT AND LANDLORD HEREBY KNOWINGLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER CLAIM, BROUGHT BY ONE PARTY AGAINST THE OTHER OR ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT CREATED HEREBY, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM FOR INJURY OR DAMAGE. LANDLORD AND TENANT ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THE FOREGOING WAIVER.

SECTION 13.3 DEFAULTS BY LANDLORD. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after Tenant delivers written notice thereof to Landlord (to each of the addresses required by this Section) and each mortgagee who has a lien against any portion of the Property and whose name and address has been provided to Tenant, provided that if such failure cannot reasonably be cured within said thirty (30) day period, Landlord shall not be in default hereunder if the curative action is commenced within said thirty (30) day period and is thereafter diligently pursued until cured. In no event shall (i) Tenant claim a constructive or actual eviction or that the Premises have become unsuitable hereunder or (ii) a constructive or actual eviction or breach of the implied warranty of suitability be deemed to have occurred under this Lease, prior to the expiration of the notice and cure periods provided under this Section 13.3. Any notice of a failure to perform by Landlord shall be sent to Landlord at the addresses and to the attention of the parties set forth in the Basic Lease Provisions. Any notice of a failure to perform by Landlord not sent to Landlord at all addresses and/or to the attention of all parties required under this Section and to each mortgagee who is entitled to notice or not sent in compliance with Article 14 below shall be of no force or effect.

SECTION 13.4 LANDLORD’S LIABILITY.

13.401 Tenant’s Rights in Respect of Landlord Default. Tenant is granted no contractual right of termination by this Lease, except to the extent and only to the extent set forth in Sections 7.1 and 8.2 above, in Exhibit F and in Rider H-2 attached hereto. If Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Property as the same may then be encumbered and Landlord shall not be liable for any deficiency. In no event shall Landlord be liable to Tenant for consequential or special damages by reason of a failure to perform (or a default) by Landlord hereunder or otherwise. In no event shall Tenant have the right to levy execution against any property of Landlord other than its interest in the Property as hereinbefore expressly provided. TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE.

13.402 Certain Limitations on Landlord’s Liability. UNLESS COVERED BY SUBSECTION 7.502 ABOVE OR CAUSED BY LANDLORD’S SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AND WITHOUT LIMITING THE PROVISIONS OF SECTION 7.4, LANDLORD SHALL NOT BE LIABLE TO TENANT FOR ANY CLAIMS, ACTIONS, DEMANDS, COSTS, EXPENSES, DAMAGE OR LIABILITY OF ANY KIND (i) arising out of the use, occupancy or enjoyment of the Premises by Tenant or any person therein or holding under Tenant or by or through the acts or omissions of any of their respective employees, officers, agents, invitees or contractors, (ii) caused by or arising out of fire, explosion, falling sheetrock, gas, electricity, water, rain, snow or dampness, or leaks in any part of the Premises, (iii) caused by or arising out of damage to the roof, pipes, appliances or plumbing works or any damage to or malfunction of heating, ventilation or air conditioning equipment, (iv) caused by tenants or any persons either in the Premises or elsewhere in the Building (other than Common Areas) or by occupants of property adjacent to the Building or Common Areas or by the public or by the construction of any private, public or quasi-public work or (v) caused by any act, neglect or negligence of Tenant. In no event shall Landlord be liable to Tenant for any loss of or damage to property of Tenant or of others located in the Premises, the Building or any other part of the Property by reason of theft or burglary.

SECTION 13.5 WAIVER OF TEXAS DECEPTIVE TRADE PRACTICES ACT.

TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE (THE “DTPA”), A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

SECTION 13.6 LANDLORD’S LIEN. Intentionally omitted.

ARTICLE 14

NOTICES

Any notice or communication required or permitted in this Lease shall be given in writing, sent by (a) personal delivery, with proof of delivery, (b) expedited delivery service, with proof of delivery, (c) United States mail, postage prepaid, registered or certified mail, return receipt requested or (d) prepaid telegram (provided that such telegram is confirmed by expedited delivery service or by mail in the manner previously described), addressed as provided in Item 13 of the Basic Lease Provisions and Section 13.3 above or to such other address or to the attention of such other person as shall be designated from time to time in writing by the applicable party and sent in accordance herewith. Notice also may be given by telex or fax, provided each such transmission is confirmed (and such confirmation is supported by documented evidence) as received and further provided a telex or fax number, as the case may be, is set forth in Item 13 of the Basic Lease Provisions. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telegram or telex or fax, upon receipt.

ARTICLE 15

MISCELLANEOUS PROVISIONS

SECTION 15.1 BUILDING NAME AND ADDRESS. Tenant shall not, without the written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises and in no event shall Tenant acquire any rights in or to such names. Landlord shall have the right at any time to change the name, number or designation by which the Building is known. Landlord shall promptly provide Tenant with written notice of any such change.

SECTION 15.2 SIGNAGE. Tenant shall not inscribe, paint, affix or display any signs, advertisements or notices on or in the Building, except for such tenant identification information as Landlord permits to be included or shown on the directory in the main lobby and adjacent to the access door or doors to the Premises. Landlord shall provide Tenant with a listing on the Building directory and Building standard suite identification signage. In addition, provided that Tenant is not in default under the terms of this Lease beyond all applicable notice and cure periods, and Tenant occupies the Premises, Tenant shall have the right, at Tenant’s sole cost and expense, to have a panel on the multi-tenant monument sign for the Building facing Loop 360 (the “Monument Sign”), which Landlord is in the process of designing and constructing, and shall complete construction thereof by December 31, 2009. Following installation of Tenant’s panel, Tenant shall be liable for all costs related to the maintenance of the panel and for Tenant’s proportionate share of maintenance and repair expenses for the Monument Sign. Tenant must obtain Landlord’s written consent to any proposed signage panel prior to its fabrication and installation. Landlord reserves the right to withhold consent to any signage panel that, in the reasonable judgment of Landlord, is not harmonious with the design standards of the Building. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord, showing the type and sizes of all lettering, the colors, finishes and types of materials used. Tenant shall maintain Tenant’s panel in good condition. Upon the occurrence of a default by Tenant under the terms of this Lease, or if Tenant does not occupy the Premises, Tenant’s rights with respect to the Monument Sign under this Section 15.2 shall terminate and Landlord shall have the option to remove Tenant’s sign panel at Tenant’s sole cost and expense. The right to install the panel on the Monument Sign is personal to the Tenant listed in the first paragraph of this Lease and is not assignable to any other tenant under this Lease. Further, in the event Tenant does not install a panel on the Monument Sign within six (6) months after the Commencement Date, Tenant’s right to the panel on the Monument Sign shall terminate.

In the event Tenant leases at least 62,500 rentable square feet of space in the Building, Tenant shall have the non-exclusive right, at Tenant’s sole cost and expense, to install one (1) corporate identification sign near the southeast corner of the Building on the second floor (the “Building Sign”); provided that (i) Landlord approves the specific location of the Building Sign, which approval shall not be unreasonably withheld, (ii) Tenant obtains all necessary approvals from all governmental authorities and/or private entities having jurisdiction over Tenant, the Building, or the Building Sign, (iii) the Building Sign complies with all laws applicable to the Building and the Building Sign and neighborhood signage criteria, and (iv) Tenant delivers to Landlord certificates of insurance evidencing that Tenant’s contractors, agents, workmen, engineers or other persons installing the Building Sign have in effect valid workers’ compensation, public liability and builder’s risk insurance in amounts and with such companies and in such forms as Landlord may consider necessary or appropriate for its protection. Tenant shall pay all costs associated with the Building Sign, including without limitation, installation expenses, maintenance and repair costs, utilities and insurance. Tenant must obtain Landlord’s written consent to any proposed sign prior to its fabrication and installation. Landlord reserves the right to withhold consent to any sign that, in the sole judgment of Landlord, is not harmonious with the design standards of the Building. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord, showing the type and sizes of all lettering; the colors, finishes and types of materials used; and (if applicable and Landlord consents) any provisions for illumination. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, demands, fines, liabilities, costs, expenses, damages, actions and causes of action accruing from or related to the Building Sign. Tenant agrees that Landlord shall have the right to temporarily remove and replace the Building Sign in connection with and during the course of any repairs, changes, alterations, modifications, renovations or additions to the Building. Tenant shall maintain the Building Sign in good condition. Upon the occurrence and continuation of an event of default beyond all applicable cure periods or if Tenant leases less than 62,500 rentable square feet of space in the Building, Tenant’s rights with respect to the Building Sign under this paragraph shall terminate and Landlord shall have the option to remove such signage at Tenant’s sole cost and expense. Upon expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, remove the Building Sign and repair all damage caused by such removal, normal wear and tear excepted. The right to install the Building Sign is personal to the Tenant listed in the first paragraph of this Lease and is not assignable to any other tenant under this Lease.

SECTION 15.3 NO WAIVER. No waiver by Landlord or by Tenant of any provision of this Lease shall be deemed to be a waiver by either party of any other provision of this Lease. No waiver by Landlord of any breach by Tenant shall be deemed a waiver of any subsequent breach by Tenant of the same or any other provision. No waiver by Tenant of any breach by Landlord shall be deemed a waiver of any subsequent breach by Landlord of the same or any other provision. The failure of Landlord or Tenant to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. Tenant’s consent to or approval of any act by Landlord requiring Tenant’s consent or approval shall not be deemed to render unnecessary the obtaining of Tenant’s consent to or approval of any subsequent act of Landlord. No act or thing done by Landlord or Landlord’s agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of this Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach. The payment of Rent by Tenant following a breach of this Lease by Landlord shall not constitute a waiver by Tenant of any such breach or any other breach. No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to have been made unless such waiver is expressly stated in writing signed by the waiving party. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy which may be available to Landlord.

SECTION 15.4 APPLICABLE LAW. This Lease shall be governed by and construed in accordance with the laws of the State of Texas.

SECTION 15.5 COMMON AREAS. “Common Areas” will mean all areas, spaces, facilities and equipment (whether or not located within the Building) made available by Landlord for the common and joint use of Landlord, Tenant and others designated by Landlord using or occupying space in the Building, including but not limited to, tunnels, walkways, sidewalks and driveways necessary for access to the Building, Building lobbies, landscaped areas, public corridors, public rest rooms, Building stairs, elevators open to the public, service elevators (provided that such service elevators shall be available only for tenants of the Building and others designated by Landlord), drinking fountains and any such other areas and facilities, if any, as are designated by Landlord from time to time as Common Areas. Common Areas shall not include the Garage. “Service Corridors” shall mean all loading docks, loading areas and all corridors that are not open to the public but which are available for use by Tenant and others designated by Landlord. “Service Areas” will refer to areas, spaces, facilities and equipment serving the Building (whether or not located within the Building) but to which Tenant and other occupants of the Building will not have access, including, but not limited to, mechanical, telephone, electrical and similar rooms and air and water refrigeration equipment. Tenant is hereby granted a nonexclusive right to use the Common Areas and Service Corridors during the Term of this Lease for their intended purposes, in common with others designated by Landlord, subject to the terms and conditions of this Lease, including, without limitation, the Rules and Regulations. The Building, Common Areas, Service Corridors and Service Areas will be at all times under the exclusive control, management and operation of the Landlord. Tenant agrees and acknowledges that the Premises (whether consisting of less than one floor or consisting of one or more full floors within the Building) do not include, and Landlord hereby expressly reserves for its sole and exclusive use, any and all mechanical, electrical, telephone and similar rooms, janitor closets, elevator, pipe and other vertical shafts and ducts, flues, stairwells, any area above the acoustical ceiling and any other areas (other than corridors and restroom facilities in Premises located on full floors) not specifically shown on Exhibit A as being part of the Premises.

SECTION 15.6 SUCCESSORS AND ASSIGNS. Subject to Article 11 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

SECTION 15.7 BROKERS. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the broker named in Item 9 of the Basic Lease Provisions and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim, whether meritorious or not, arising in respect to brokers and/or agents not so named. Landlord has agreed to pay the fees of the broker (but only the broker) named in Item 9 of the Basic Lease Provisions to the extent that Landlord has agreed to do so pursuant to a written agreement with such broker. In the event Landlord fails to timely pay any commission due in connection with this Lease to Tenant’s broker and such failure continues for thirty (30) days after Landlord’s receipt of written notice thereof from Tenant, Tenant shall have the right, upon written notice to Landlord, to make such payment to Tenant’s broker, and to the extent not previously reimbursed by Landlord, offset such payment against its monetary obligations hereunder. Notwithstanding the foregoing provisions of this Section 15.7, in no event shall Tenant have a right to offset any portion of the commission payment that is in dispute by Landlord. Further notwithstanding the foregoing provisions of this Section 15.7, upon Landlord’s payment in full the current loan outstanding to Wachovia Bank, National Association, Tenant’s right of offset shall terminate and be of no force or effect.

SECTION 15.8 SEVERABILITY. If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the application of such provisions to other persons or circumstances and the remainder of this Lease shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SECTION 15.9 EXAMINATION OF LEASE. Submission by Landlord of this instrument to Tenant for examination or signature does not constitute a reservation of or option for lease. This Lease will be effective as a lease or otherwise only upon execution by and delivery to both Landlord and Tenant.

SECTION 15.10 INTEREST ON TENANT’S OBLIGATIONS. Any amount due from Tenant to Landlord which is not paid within thirty (30) days after the date due shall bear interest at the lower of (i) twelve percent (12%) per annum or (ii) the highest rate from time to time allowed by applicable law, from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default.

SECTION 15.11 TIME. Time is of the essence in this Lease and in each and all of the provisions hereof. Whenever a period of days is specified in this Lease, such period shall refer to calendar days unless otherwise expressly stated in this Lease.

SECTION 15.12 DEFINED TERMS AND MARGINAL HEADINGS. The words “Landlord” and “Tenant” as used herein shall include the plural as well as singular. If more than one person is named as Tenant, the obligations of such persons are joint and several. The headings and titles to the articles, sections and subsections of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part of this Lease. Except as otherwise set forth in this Lease, wherever in this Lease the consent of Landlord is required, such consent shall not be unreasonably withheld, conditioned or delayed by Landlord.

SECTION 15.13 AUTHORITY OF TENANT. Tenant and each person signing this Lease on behalf of Tenant represents to Landlord as follows: Tenant, if a corporation, is duly incorporated and legally existing under the laws of the state of its incorporation and is duly qualified to do business in the State of Texas. Tenant, if a partnership or joint venture, is duly organized under the Texas Revised Partnership Act. Tenant, if a limited partnership, is duly organized under the applicable limited partnership act of the State of Texas or, if organized under the laws of a state other than Texas, is qualified under said Texas limited partnership act. Tenant has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to lease the Premises and to carry on its business as now conducted and as contemplated to be conducted. Each person signing on behalf of Tenant is authorized to do so. The foregoing representations in this Section 15.13 shall also apply to any corporation, partnership, joint venture or limited partnership which is a general partner or joint venturer of Tenant.

SECTION 15.14 FORCE MAJEURE. Whenever a period of time is herein prescribed for action to be taken by Landlord or Tenant, the party taking the action shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the reasonable control of such party; provided, however, in no event shall the foregoing apply to the financial obligations of either Landlord or Tenant to the other under this Lease, including Tenant’s obligation to pay Basic Annual Rent, Additional Rent or any other amount payable to Landlord hereunder.

SECTION 15.15 RECORDING. This Lease shall not be recorded. However, Landlord shall have the right to record a short form or memorandum hereof, at Landlord’s expense, at any time during the Term hereof and, if requested, Tenant agrees (without charge to Landlord) to join in the execution thereof.

SECTION 15.16 NO REPRESENTATIONS. Landlord and Landlord’s agents have made no warranties, representations or promises (express or implied) with respect to the Premises, the Building or any other part of the Property (including, without limitation, the condition, use or suitability of the Premises, the Building or the Property), except as herein expressly set forth and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

SECTION 15.17 PARKING. If the Property includes a Garage, there shall be an Exhibit F attached hereto, which shall set forth the agreements between Landlord and Tenant relating to parking. If there is no Garage included in the Property, then the remaining provisions of this Section shall be applicable with respect to parking. The parking areas shall be designated for automobile parking on a non-exclusive basis for all Property tenants (including Tenant) and their respective employees, customers, invitees and visitors. Parking and delivery areas for all vehicles shall be in accordance with parking regulations established from time to time by Landlord, with which Tenant agrees to conform. Tenant shall only permit parking by its employees, customers and agents of automobiles in appropriate designated parking areas.

SECTION 15.18 ATTORNEYS’ FEES. In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in such action (including, without limitation, all costs of appeal) and such amount shall be included in any judgment rendered in such proceeding.

SECTION 15.19 NO LIGHT, AIR OR VIEW EASEMENT. Any diminution or shutting off of light, air or view by any structure which may be erected on the Property or lands adjacent to the Property shall in no way affect this Lease or impose any liability on Landlord (even if Landlord is the adjacent land owner).

SECTION 15.20 RELOCATION. Intentionally omitted.

SECTION 15.21 SURVIVAL OF INDEMNITIES. Each indemnity agreement and hold harmless agreement contained herein shall survive the expiration or termination of this Lease.

SECTION 15.22 CALCULATION OF CHARGES. Landlord and Tenant agree that each provision of this Lease for determining charges, amounts and additional rent payments by Tenant (including without limitation, Article 2 of this Lease) is commercially reasonable, and as to each such charge or amount, constitutes a “method by which the charge is to be computed” for purposes of Section 93.012 (Assessment of Charges) of the Texas Property Code, as such section now exists or as it may be hereafter amended or succeeded.

SECTION 15.23 ENTIRE AGREEMENT. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

SECTION 15.24 ANTI-TERRORISM REPRESENTATIONS.

(a) Tenant is not, and shall not during the Term of this Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H. R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”).

(b) To the best of its knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property. Tenant will not, during the Term of this Lease, engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises, the Building or the Property.

(c) Tenant’s breach of any representation or covenant set forth in this Section shall constitute a breach of this Lease by Tenant, entitling Landlord to any and all remedies hereunder, or at law or in equity.

SECTION 15.25 ERISA. It is understood that from time to time during the Term, Landlord may be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and as a result may be prohibited by law from engaging in certain transactions. Tenant represents and warrants to the best of its knowledge after due inquiry that at the time the Lease is entered into and at any time thereafter when its terms are amended or modified, neither Tenant nor its affiliates (within the meaning of part V(c) of Department of Labor Prohibited Transaction Class Exemption 84-14 (“PTE 84-14”), as amended) has the authority to appoint or terminate The Prudential Insurance Company of America (“Prudential”) as an investment manager to any assets of employee benefit plans, nor the authority to negotiate the terms of any management agreement between Prudential and any such employee pension benefit plan. Further, Tenant is not “related” to Prudential within the meaning of part V(h) of PTE 84-14.

SECTION 15.26 FINANCIAL STATEMENTS. Tenant acknowledges that the financial capability of Tenant to perform its obligations hereunder is material to Landlord and that Landlord would not enter into this Lease but for its belief, based on its review of Tenant’s most recently audited financial statements (as previously furnished to Landlord), that Tenant is capable of performing such financial obligations. Tenant hereby represents, warrants and certifies to Landlord that such financial statements previously furnished to Landlord were at the time given true and correct in all material respects and that there have been no material, adverse subsequent changes thereto as of the date of this Lease. Tenant, within 15 days after written request made not more than one (1) occasion during each year of the Term, shall provide Landlord with Tenant’s then most recently audited financial statement, provided that Landlord agrees not to request such financial statements except in connection with a proposed sale or financing of the Building, and further provided that, in each case, Landlord shall have previously executed and delivered to Tenant a confidentiality agreement in form and content reasonably acceptable to Landlord and Tenant.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Lease, as of the date first written in this Lease.

LANDLORD

3900 SAN CLEMENTE, L.P.,
a Texas limited partnership

	By:	3900 San Clemente GP, Inc.,
its General Partner

Approved:	By:	/s/ Richard E. Anderson

/s/ Sam Houston	Name:	Richard E. Anderson

Sam Houston

Title:	President

TENANT

BAZAARVOICE, INC.,
a Delaware corporation

By:	/s/ Kenneth J. Saunders

Name:	Kenneth J. Saunders

Title:	Chief Financial Officer

EXHIBIT A

FLOOR PLAN FOR THE PREMISES

This Exhibit is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”).

A-1

EXHIBIT B

LAND LEGAL DESCRIPTION

This Exhibit is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”).

Lot 4-A, Block “A”, Amended plat of Lots 37-43, Block A, DAVENPORT WEST P.U.D. SECTION 5, PHASE 6, a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200700198 of the Official Public Records of Travis County, Texas.

B-1

EXHIBIT C

INTENTIONALLY OMITTED

C-1

EXHIBIT D

WORK LETTER

PLANS TO BE AGREED UPON/FINISH ALLOWANCE

This Exhibit is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

1. Plans.

1.1 Space Plan. Within fifteen (15) days after the execution and delivery of the Lease, Tenant shall deliver to Landlord a space plan for the Premises prepared by Tenant’s space planner, at Tenant’s expense (subject to reimbursement through the Finish Allowance), showing, regardless of the quantities of such items, the location of all partitions and doors and the lay-out of the Premises. Landlord will approve or disapprove in writing the space plan within three (3) business days after receipt from Tenant and if disapproved, Landlord shall provide Tenant and Tenant’s space planner with specific reasons for disapproval. If Landlord fails to approve or disapprove the space plan on or before the end of such three (3) business day period, Landlord shall be deemed to have approved the last submitted space plan. The foregoing process shall be repeated until Landlord has approved (which shall include deemed approval) the space plan (such space plan, when approved by Landlord and Tenant, is herein referred to as the “Space Plan”).

1.2 Compliance With Disability Acts. Tenant shall provide Tenant’s space planner and/or architect as applicable, with all information needed to cause the construction of Tenant’s Improvements to be completed such that Tenant, the Premises and Tenant’s Improvements (as constructed) will be in compliance with the Disability Acts. Tenant shall indemnify and hold harmless Landlord from and against any and all claims, liabilities and expenses (including, without limitation, reasonable attorney’s fees and expenses) incurred by or asserted against Landlord by reason of or in connection with any violation of the Disability Acts by Tenant and/or Tenant’s Improvements or the Premises not being in compliance with the Disability Acts, except with respect to any non-compliance of the Premises existing on the date of this Lease. The foregoing indemnity shall not include any claims, liabilities or expenses (including reasonable attorneys’ fees and expenses) arising out of the negligence, gross negligence or willful misconduct of Landlord or Landlord’s employees, agents or contractors.

1.3 Construction Plans. Within forty-five (45) days after written approval (or deemed approval) of the Space Plan by Landlord and Tenant, a licensed architect and MEP engineer selected by Tenant and reasonably acceptable to Landlord, at Tenant’s expense (subject to reimbursement through the Finish Allowance), will prepare construction plans (such construction plans, when approved in writing (or deemed approved) by Landlord and Tenant, and all changes and amendments thereto agreed to by Landlord and Tenant in writing, are herein called the “Construction Plans”) for all of Tenant’s improvements requested pursuant to the Space Plan (all improvements required by the Construction Plans are herein called “Tenant’s Improvements”), including complete detail and finish drawings for partitions, doors, reflected ceiling, telephone outlets, electrical switches and outlets and Building standard heating, ventilation and air conditioning equipment and controls. Within five (5) business days after construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. If Landlord disapproves of the submitted construction plans, Tenant shall cause Tenant’s architect to revise the construction plans to incorporate Landlord’s comments and re-submit the revised construction plans to Landlord within five (5) business days after Landlord’s notice of disapproval. Within three (3) business days after the revised construction plans are delivered to Landlord, Landlord shall approve (which approval shall not be unreasonably withheld) or disapprove same in writing and if disapproved, Landlord shall provide Tenant and Tenant’s architect specific reasons for disapproval. The foregoing process shall continue until the construction plans are approved by Landlord; provided that if Landlord fails to respond in the five (5) or any three (3) business day period, as applicable, Landlord shall be deemed to have approved the last submitted construction plans. If the construction plans are not approved in writing (or deemed approved) by both Tenant and Landlord on or before October 1, 2009 for any reason whatsoever, Landlord may, at its sole option, terminate the Lease and this Exhibit, whereupon Landlord shall have no further liability or obligation thereunder or hereunder. If Landlord does not elect to so terminate, then each day after October 1, 2009 that the construction plans are not approved (or deemed approved) by Landlord and Tenant shall constitute one (1) day of Tenant Delay. Landlord hereby agrees that Landlord shall not be entitled to disapprove construction plans except for the following reasons: (i) the construction plans do not conform to applicable laws, rules and regulations, (ii) the construction plans or specifications will not accommodate Building standard heating, cooling, mechanical, electrical or plumbing improvements, (iii) the construction plans or specifications do not conform to the Space Plan, or (iv) the work required by the construction plans affects the exterior of the Premises or the Building.

1.4 Changes to Approved Plans. If any re-drawing or re-drafting of either the Space Plan or the Construction Plans is necessitated by Tenant’s written, requested changes (all of which shall be subject to approval by Landlord (which approval shall not be unreasonably withheld or delayed) and, if applicable, the Texas Department of Licensing & Regulation and any other governmental agency or authority to which the plans and specifications are required to be submitted), the expense of any such re-drawing or re-drafting required in connection therewith and the expense of any work and improvements necessitated by such re-drawing or re-drafting will be charged to Tenant (subject to reimbursement from the Finish Allowance).

1.5 Coordination of Planners and Designers. If Tenant shall arrange for interior design services, whether with Landlord’s space planner or any other planner or designer, it shall be Tenant’s responsibility to cause necessary coordination of its agents’ efforts with Landlord’s agents to ensure that no delays are caused to either the planning or construction of the Tenant’s Improvements, and Landlord agrees to reasonably cooperate with Tenant in such regard.

1.6 Contract Selection Process. Promptly following the completion of the Construction Plans, Landlord shall competitively bid the construction of the Tenant’s Improvements to at least three (3) qualified general contractors approved by Landlord, one of which may be selected by Tenant (subject to Landlord’s reasonable approval). The contractor submitting the lowest qualified bid to perform the total construction project associated with Tenant’s Improvements shall be selected, unless otherwise agreed in writing by Landlord and Tenant.

2. Construction and Costs of Tenant’s Improvements.

2.1 Construction Obligation and Finish Allowance.

(a) Landlord agrees to construct Tenant’s Improvements, at Tenant’s cost and expense; provided, however, that Landlord shall provide Tenant with an allowance of up to Thirty-Eight and no/100 Dollars ($38.00) per square foot of Agreed Rentable Area of the Premises (the “Finish Allowance”), which allowance shall be disbursed by Landlord, from time to time, but in no event more than monthly, for payment of (in the following priority) (i) the contract sum required to be paid to the general contractor engaged to construct Tenant’s Improvements, which contract sum shall include without limitation, the costs of any and all payment and performance bonds required by Landlord in connection with the construction of Tenant’s Improvements and any other costs incurred by such general contractor to comply with the construction requirements applicable to the Building (the “Contract Sum”), (ii) the fees of the preparer of the Construction Plans, (iii) payment of the Construction Management Fee (hereinafter defined), and (iv) such other costs related to the leasehold improvements (such as equipment, appliances and furnishings) as Landlord specifically approves in writing, it being understood that Landlord shall have no obligation whatsoever to fund any portion of the Finish Allowance for such other costs. Upon completion of Tenant’s Improvements and in consideration of Landlord administering the construction of Tenant’s Improvements, Tenant agrees to pay Landlord a fee equal to three percent (3%) of the Contract Sum to construct Tenant’s Improvements (the “Construction Management Fee”) (the foregoing costs are collectively referred to as the “Permitted Costs”). In the event any portion of the Finish Allowance remains unexpended after payment of all costs and expenses in connection with the Tenant’s Improvements, up to $4.00 per square foot of Agreed Rentable Area in the Premises of such remaining amount (the “Permitted Additional Cost Allowance”) may be used for the following costs: (1) purchase and installation of telephone and data cabling, (2) Tenant’s construction management fees (not to exceed $1.00 per square foot of Agreed Rentable Area in the Premises), (3) actual out-of-pocket move related expenses paid by Tenant to unrelated third parties, (4) costs incurred in connection with Tenant’s permitted signage at the Building, and (5) the purchase and installation of Tenant’s furniture to be located in the Premises (such costs, “Permitted Additional Costs”). Following the Commencement Date, Landlord will reimburse Tenant for the Permitted Additional Costs (to the extent of any remaining Permitted Additional Cost Allowance) within thirty (30) days after Landlord’s receipt of invoices therefor. Any portion of the Finish Allowance, including any Permitted Additional Cost Allowance not requested to be disbursed by Tenant on the date that is twelve (12) months after the Commencement Date shall be the sole property of Landlord, and Tenant shall not be entitled to any credit, payment or abatement on account thereof. In the event Landlord fails to timely pay any portion of the Finish Allowance, including the Permitted Additional

Cost Allowance, and such failure continues for thirty (30) days after Landlord’s receipt of notice thereof, Tenant shall have the right, upon written notice to Landlord, to pay for the work to be paid with such Finish Allowance, including the Permitted Additional Cost Allowance, and in such event, Tenant shall have the right, to the extent not previously reimbursed by Landlord, to offset such payment against its monetary obligations under the Lease. Notwithstanding the foregoing, in no event shall Tenant have a right to offset any portion of the Finish Allowance, including the Permitted Additional Cost Allowance that is in dispute by Landlord. Further notwithstanding the foregoing, upon Landlord’s payment in full the current loan outstanding to Wachovia Bank, National Association, Tenant’s right of offset with respect to the Finish Allowance, including the Permitted Additional Cost Allowance, shall terminate and be of no force or effect.

(b) Title to any fixtures (excluding, without limitation, all items paid for with the Permitted Additional Costs Allowance, personalty, movable equipment, furniture and computers) installed in the Premises and purchased with any portion of the Finish Allowance shall pass to Landlord upon payment of the invoice cost thereof and Tenant shall not remove any such fixtures (excluding, without limitation all items paid for with the Permitted Additional Costs Allowance, personalty, movable equipment, furniture and computers) from the Premises without Landlord’s express, prior written consent or unless requested by Landlord in connection with the expiration or earlier termination of the Lease.

2.2 Excess Costs. If the sum of the Permitted Costs exceeds the Finish Allowance, then Tenant shall pay all such excess costs (“Excess Costs”), provided, however, Landlord will, prior to the commencement of construction of Tenant’s Improvements, advise Tenant of the Excess Costs, if any, and the Contract Sum. Tenant shall have five (5) business days from and after the receipt of such advice within which to approve or disapprove the Contract Sum and Excess Costs. If Tenant fails to approve same by the expiration of the fifth such business day, then Tenant shall be deemed to have approved the Proposed Contract Sum and Excess Costs. If Tenant disapproves the Contract Sum and Excess Costs within such five (5) business day period, then Tenant shall either reduce the scope of Tenant’s Improvements such that there shall be no Excess Costs or, at Tenant’s option, Landlord shall obtain two (2) additional bids, provided that each day beyond such five (5) business day period and until the rebid is accepted by Tenant shall constitute a Tenant Delay hereunder. Subject to the last sentence of this subsection, the foregoing process shall continue until a Contract Sum and resulting Excess Costs, if any, are accepted or deemed accepted by Tenant. Landlord and Tenant must approve (or be deemed to have approved) the Contract Sum for the construction of Tenant’s Improvements in writing prior to the commencement of construction. If Tenant fails to accept a Contract Sum by the date which is sixty (60) days after Landlord’s initial notice to Tenant of the Excess Costs, Landlord shall have the right to terminate this Lease; provided, however, that in the event of Landlord’s election to so terminate the Lease, Tenant may void such termination by approving, in writing, within three (3) business days after receipt of the termination notice, one of the proposed Contract Sums and Excess Costs previously submitted to Tenant.

2.3 Liens Arising from Excess Costs. Tenant agrees to keep the Premises free from any liens arising out of nonpayment of Excess Costs. In the event that any such lien is filed and Tenant, within ten (10) days following Tenant’s receipt of written notice of such filing fails to cause same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it in its sole discretion deems proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord in connection therewith shall constitute Rent under the Lease and a demand obligation of Tenant to Landlord and such obligation shall bear interest at the rate provided for in Section 15.10 of the Supplemental Lease Provisions from the date of payment by Landlord until the date paid by Tenant.

2.4 Construction Deposit. Tenant shall remit to Landlord an amount (the “Prepayment”) equal to fifty percent (50%) of the projected Excess Costs, if any, within five (5) working days after commencement of construction by Landlord. On or prior to the Commencement Date, Tenant shall deliver to Landlord the actual Excess Costs, minus the Prepayment previously paid. Failure by Tenant to timely tender to Landlord the full Prepayment shall permit Landlord to stop all work until the Prepayment is received. All sums due Landlord under this Section 2.4 shall be considered Rent under the terms of the Lease and nonpayment beyond the applicable notice and cure period shall constitute a default under the Lease and entitle Landlord to any and all remedies specified in the Lease.

3. Delays. Delays in the completion of construction of Tenant’s Improvements or in obtaining a certificate of occupancy, if required by the applicable governmental authority, caused by the act or omission of Tenant, Tenant’s Contractors (hereinafter defined) or any person, firm or corporation employed by Tenant or Tenant’s Contractors shall constitute “Tenant Delays”. Landlord agrees to use reasonable efforts to promptly notify Tenant of any events causing Tenant Delays of which Landlord has actual knowledge. In the event that Tenant’s Improvements are not Substantially Complete by the Commencement Date referenced in Item 6 of the Basic Lease Provisions, then the Commencement Date referenced in Item 6 shall be amended to be the Adjusted Substantial Completion Date (hereinafter defined) and the Expiration Date referenced in Item 7 of the Basic Lease Provisions shall be adjusted forward by the same number of days as is the Commencement Date, so that the term of the Lease will be the term set forth in Item 5 of the Basic Lease Provisions. The Adjusted Substantial Completion Date shall be the date Tenant’s Improvements are Substantially Complete, adjusted backward, however, by one day for each day of Tenant Delays, if any. Except as set forth in Section 1.202 of the Supplemental Lease Provisions, the foregoing adjustments in the Commencement Date and the Expiration Date shall be Tenant’s sole and exclusive remedy in the event Tenant’s Improvements are not Substantially Complete by the initial Commencement Date set forth in Item 6 of the Basic Lease Provisions.

4. Substantial Completion and Punch List. The terms “Substantial Completion” and “Substantially Complete,” as applicable, shall mean when Tenant’s Improvements are sufficiently completed in accordance with the Construction Plans so that Tenant can reasonably use the Premises for the Permitted Use (as described in Item 10 of the Basic Lease Provisions). When Landlord reasonably considers Tenant’s Improvements to be Substantially Complete, Landlord will notify Tenant and within five (5) business days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items as are necessary for final completion of Tenant’s Improvements. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his agreement on punch list items. Landlord will use reasonable efforts to cause the contractor to complete all punch list items within thirty (30) days after agreement thereon.

5. Tenant’s Contractors. If Tenant should desire to enter the Premises or authorize its agent to do so prior to the Commencement Date of the Lease, to perform approved work not requested of the Landlord, Landlord shall permit such entry if:

(a) Tenant shall use only such contractors which Landlord shall approve, which approval shall not be unreasonably withheld or delayed, and Landlord shall have approved the plans to be utilized by Tenant, which approval will not be unreasonably withheld or delayed; and

(b) Tenant, its contractors, workmen, mechanics, engineers, space planners or such others as may enter the Premises (collectively, “Tenant’s Contractors”), work in harmony with and do not in any way disturb or interfere with Landlord’s space planners, architects, engineers, contractors, workmen, mechanics or other agents or independent contractors in the performance of their work (collectively, “Landlord’s Contractors”), it being understood and agreed that if entry of Tenant or Tenant’s Contractors has caused or is causing a material disturbance to Landlord or Landlord’s Contractors, and such disturbance is not abated within one (1) day following Tenant’s receipt of notice of the specific conduct causing such disturbance, then Landlord may, with prior written notice, refuse admittance to Tenant or Tenant’s Contractors causing such disturbance; and

(c) Tenant (notwithstanding the first sentence of subsection 7.201 of the Supplemental Lease Provisions), Tenant’s Contractors and other agents shall provide Landlord sufficient evidence that each is covered under such Worker’s Compensation, public liability and property damage insurance as Landlord may reasonably request for its protection.

Landlord shall not be liable for any injury, loss or damage to any of Tenant’s installations or decorations made prior to the Commencement Date and not installed by Landlord. Tenant shall indemnify and hold harmless Landlord and Landlord’s Contractors from and against any and all costs, expenses, claims, liabilities and causes of action arising out of or in connection with work performed in the Premises by or on behalf of Tenant (but excluding work performed by Landlord or Landlord’s Contractors). Landlord is not responsible for the function and maintenance of Tenant’s Improvements which are different than Landlord’s standard improvements at the Property or improvements, equipment, cabinets or fixtures not installed by Landlord. Such entry by Tenant and Tenant’s Contractors pursuant to this Section 5 shall be deemed to be under all of the terms, covenants, provisions and conditions of the Lease except the covenant to pay Rent.

6. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

LANDLORD’S REPRESENTATIVE:

NAME	Jeb Barmish
ADDRESS	HPI Real Estate, Inc.
3600 North Capital of Texas Highway
Building B, Suite 250
Austin, TX 78746
PHONE	(512) 835-4455

TENANT’S REPRESENTATIVE:

NAME	Ken Saunders
ADDRESS	11921 N. MoPac Expressway, Suite 420
Austin, Texas 78759
PHONE	(512) 732-9990

With a copy of notices delivered in connection with this Work Letter to:

NAME	Tony Proctor
ADDRESS	LML Group LLC
12700 Hill Country Blvd., S-100
Bee Cave, TX 78738
PHONE	(512) 944-6464 Mobile
(512) 857-0325 Fax

7. Building Shell. Notwithstanding anything to the contrary contained herein, Landlord shall be solely responsible (and no part of such work shall be charged as part of the Finish Allowance) for the costs associated with providing the Building shell, which shall include, but not be limited to, the following work:

(a) Building standard ceiling grid and tiles stocked on the floor.

(b) Fire sprinklers, configured to a minimum standard layout of one sprinkler head per 225 useable square feet, or other configuration to be compliant with building code at that time.

(c) HVAC systems, configured to minimum Building standard requirements which are existing and operational, including high and medium pressure ducts. Perimeter VAV boxes only will be installed with thermostats.

(d) Electrical panels both high and low voltage, with available circuit space in a ratio commensurate with the area of the floor (full) to be occupied by the Tenant, are existing and operational. Electrical capacity shall be 4 watts per usable square foot on each floor net of all Building systems with an additional 3 watts per useable square foot available for Tenant’s use.

(e) Window treatments are installed throughout.

(f) Common areas (elevator lobbies and restrooms) are finished and clean.

EXHIBIT E

ACCEPTANCE OF PREMISES MEMORANDUM

This Exhibit is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain space in the office building located at 3900 N. Capital of Texas Highway, in Austin, Texas (the “Building”). Landlord and Tenant hereby agree that:

1. Except for the Punch List Items (as shown on the attached Punch List), Landlord has fully completed the construction work required under the terms of the Lease and the Work Letter attached thereto.

2. The Premises are tenantable, Landlord has no further obligation for construction of Tenant’s Improvements (except with respect to Punch List Items) and Tenant acknowledges that, except as may otherwise be objected to by Tenant in accordance with the terms of the Lease, the Building, the Premises and Tenant’s Improvements are satisfactory in all respects, except for the Punch List Items and are suitable for the Permitted Use.

3. The Commencement Date of the Lease is                     ,         . If the date set forth in Item 6 of the Basic Lease Provisions is different than the date set forth in the preceding sentence, then Item 6 of the Basic Lease Provisions is hereby amended to be the Commencement Date set forth in the preceding sentence.

4. The Expiration Date of the Lease is                     ,         . If the date set forth in Item 7 of the Basic Lease Provisions is different than the date set forth in the preceding sentence, then Item 7 of the Basic Lease Provisions is hereby amended to be the Expiration Date set forth in the preceding sentence.

5. Tenant acknowledges receipt of the current Rules and Regulations for the Building.

6. Tenant has received from Landlord a Certificate of Occupancy covering the Premises.

7. Tenant’s telephone number at the Premises is                     . Tenant’s facsimile number at the Premises is                     .

8. All capitalized terms not defined herein shall have the meaning assigned to them in the Lease.

E-1

Agreed and Executed this          day of                     ,         .

LANDLORD

3900 SAN CLEMENTE, L.P., a Texas limited partnership

By:	3900 San Clemente GP, Inc.,
its General Partner

By:

Name:

Title:

TENANT

BAZAARVOICE, INC., a Delaware corporation

By:

Name:

Title:

E-2

EXHIBIT F

GARAGE PARKING AGREEMENT

NON-RESERVED PARKING SPACES

This Exhibit is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

1. Parking Spaces. So long as the Lease remains in effect, Tenant or persons designated by Tenant shall have the right (but not the obligation) to rent in the Garage on an unreserved and non-exclusive basis parking spaces in or on the roof of the Garage during the term of this Lease at a ratio of five (5) parking spaces for every 1,000 square feet of Agreed Rentable Area in the Premises. Notwithstanding the foregoing, in the event the Agreed Rentable Area in the Premises exceeds 50,798 square feet, then Landlord shall have the right to designate a portion of the parking spaces made available to Tenant hereunder for only that portion of the Premises that exceeds 50,798 square feet of Agreed Rentable Area, not to exceed a ratio of one (1) parking space for every 1,000 square feet of Agreed Rentable Area in the Premises, to be located within the highlighted area shown on Schedule F-1 attached hereto. Landlord may exercise such right at any time during which the Agreed Rentable Area in the Premises exceeds 50,798 square feet by providing at least thirty (30) days prior written notice to Tenant.

2. Parking Rental. During the Term and any renewals thereof, such parking spaces shall be at no additional rental charge to Tenant. Notwithstanding the foregoing, in the event that Landlord permits Tenant to use parking spaces in the Garage in excess of the number of spaces allocated to Tenant under Paragraph 1 hereof, then Landlord shall have the right to charge Tenant a rental for the use of such excess parking spaces, only, at the rate from time to time designated by Landlord in writing as standard for the Building, plus applicable sales tax. All payments of rent for parking spaces shall be made (i) at the same time as Basic Monthly Rent is due under the Lease and (ii) to Landlord or to such persons (for example but without limitation, the manager of the Garage) as Landlord may direct in writing from time to time.

3. Lost Parking Cards. There will be a replacement charge payable by Tenant equal to the amount reasonably posted from time to time by Landlord for loss of any magnetic parking card or parking sticker issued by Landlord.

4. Validation. Tenant may validate visitor parking, by such method or methods as Landlord or the Garage operator may approve, at the validation rate from time to time generally applicable to visitor parking. Landlord expressly reserves the right to redesignate parking areas and to modify the parking structure for other uses or to any extent.

5. Parking Stickers and Cards. Parking stickers or any other device or form of identification supplied by Landlord shall remain the property of Landlord and shall not be transferable.

6. Damage to or Condemnation of Garage. If Landlord fails or is unable to provide any parking space to Tenant in the Garage because of damage or condemnation, such failure or inability shall never be deemed to be a default by Landlord, either in whole or in part; provided that in the event the entire Garage shall be taken or condemned or sold to a condemning authority in lieu of a taking, then Tenant shall have the right to terminate the Lease by delivering written notice to Landlord within ten (10) business days after the taking, condemnation or sale in lieu thereof. In the event of casualty damage to the Garage, Landlord shall restore the Garage within 180 days after the date of the casualty (subject to Landlord’s termination rights under Section 7.1 of the Lease). In the event the Garage is not restored within said 180 day period, Tenant shall have a right to terminate this Lease by delivering written notice of termination within fifteen (15) days after the expiration of said 180 day period and prior to Landlord restoration of the Garage.

7. Rules and Regulations. A condition of any parking shall be compliance by the parker with reasonable Garage rules and regulations, including any sticker or other identification system established by Landlord. Garage managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations. The following rules and regulations are in effect until notice is given to Tenant of any change. Landlord reserves the right to modify and/or adopt such other reasonable and generally applicable rules and regulations for the Garage as it deems necessary for the operation of the Garage.

(a) Cars must be parked entirely within the stall lines painted on the floor.

(b) All directional signs and arrows must be observed.

(c) The speed limit shall be five (5) miles per hour.

(d) Parking is prohibited in areas not striped for parking, aisles, areas where “no parking” signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord or Landlord’s agent(s) including, but not limited to, areas designated as “Visitor Parking” or reserved spaces not rented under this Agreement.

(e) Every parker is required to park and lock his own car. All responsibility for damage to cars or persons or loss of personal possessions is assumed by the parker.

(f) Spaces which are designated for small, intermediate or full-sized cars shall be so used. No intermediate or full-size cars shall be parked in parking spaces limited to compact cars.

8. Default. Landlord may refuse to permit any person who violates the rules to park in the Garage and any violation of the rules shall subject the car to removal at the car owner’s expense. No such refusal or removal shall create any liability on Landlord or be deemed to interfere with Tenant’s right to quiet possession of the Premises.

SCHEDULE F-1

LOCATION OF EXCESS PARKING

EXHIBIT G

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage associated therewith (if any), the Property and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material of any nature shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in common areas or elsewhere in or about the Building or Property.

2. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed therein. Damage resulting to any such fixtures or appliances from misuse by Tenant or its agents, employees or invitees, shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.

3. No signs, advertisements or notices shall be painted or affixed on or to any windows, doors or other parts of the Building, except by the Building maintenance personnel, nor shall any part of the Building be defaced by Tenant.

4. Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board listing all Tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5. Tenant shall not place any additional lock or locks on any door in the Premises or Building without Landlord’s prior written consent. A reasonable number of keys to the locks on the doors in the Premises shall be furnished by Landlord to Tenant at the cost of Tenant, and Tenant shall not have any duplicate keys made. All keys shall be returned to Landlord at the expiration or earlier termination of this Lease.

6. All contractors, contractor’s representatives, and installation technicians performing work in the Building shall be subject to Landlord’s prior approval and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, as the same may be revised from time to time. Tenant shall be solely responsible for complying with all applicable laws, codes and ordinances pursuant to which said work shall be performed.

7. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any merchandise or materials which require the use of elevators, stairways, lobby areas, or loading dock areas, shall be restricted to hours designated by Landlord. Tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be under the supervision of Landlord and performed in the manner stated by Landlord. Landlord may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk for damage to articles moved and injury to any persons resulting from such activity. If any equipment, property and/or personnel of Landlord or of any other Tenant is damaged or injured as a result of or in connection with such activity, Tenant shall be solely liable for any and all damage or loss resulting therefrom.

8. Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment or items, which in all cases shall not in the opinion of Landlord exceed acceptable floor loading and weight distribution requirements. All damage done to the Building by the installation, maintenance, operation, existence or removal of any property of Tenant shall be repaired at the expense of Tenant.

9. Corridor doors, when not in use, shall be kept closed.

10. Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other Tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building any handbills, promotional materials or other advertising; or (3) conduct or permit any other activities in the Building that might constitute a nuisance.

11. No animals, except seeing eye dogs, shall be brought into or kept in, on or about the Premises.

12. No inflammation, explosive or dangerous fluid or substance shall be used or kept by Tenant in the Premises or Building, Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or hereafter considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental law which may now or hereafter be in effect. If Landlord does give written consent to Tenant pursuant to the foregoing sentence, Tenant shall comply with all applicable laws, rules and regulations pertaining to and governing such use by Tenant, and shall remain liable for all costs of cleanup or removal in connection therewith.

13. Tenant shall not use or occupy the Premises in any manner or for any purpose which would injure the reputation or impair the present or future value of the Premises or the Building; without limiting the foregoing, Tenant shall not use or permit the Premises or any portion thereof to be used for lodging, sleeping or for any illegal purpose.

14. Tenant shall not take any action which would violate Landlord’s labor contracts affecting the Building or which would cause any work stoppage, picketing, labor disruption or dispute, or any interference with the business of Landlord or any other Tenant or occupant of the Building or with the rights and privileges of any person lawfully in the Building. Tenant shall take any actions necessary to resolve any such work stoppage, picketing, labor disruption, dispute or interference and shall have pickets removed and, at the request of Landlord, immediately terminate at any time any construction work being performed in the Premises giving rise to such labor problems, until such time as Landlord shall have given its written consent for such work to resume. Tenant shall have no claim for damages of any nature against Landlord or any of the Landlord Related Parties in connection therewith, nor shall the date of the commencement of the Term be extended as a result thereof.

15. Tenant shall utilize the termite and pest extermination service designated by Landlord or control termites and pests in the Premises. Except as included in Basic Costs, Tenant shall bear the cost and expense of such extermination services.

16. Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building. Tenant shall not furnish any cooling or heating to the Premises, including, without limitation, the use of any electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines available to service the Building.

17. Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes or other goods), except for those vending machines or similar devices which are for the sole and exclusive use of Tenant’s employees and then only if such operation does not violate the lease of any other Tenant of the Building.

18. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes.

19. Landlord may from time to time adopt appropriate systems and procedures for the security and safety of the Building, its occupants, entry and use, or its contents. Tenant, Tenant’s agents, employees, contractors, guests and invitees shall comply with Landlord’s reasonable requirements relative thereto.

20. Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s opinion may tend to impair the reputation of the Building or its desirability for Landlord or other Tenants. Upon written notice from Landlord, Tenant will refrain from and/or discontinue such publicity immediately.

21. Tenant shall carry out Tenant’s permitted repair, maintenance, alterations, and improvements in the Premises only during times agreed to in advance by Landlord and in a manner which will not interfere with the rights of other Tenants in the Building.

22. Canvassing, soliciting, and peddling in or about the Building is prohibited. Tenant shall cooperate and use its best efforts to prevent the same.

23. At no time shall Tenant permit or shall Tenant’s agents, employees, contractors, guests, or invitees smoke in any common area of the Building, unless such common area has been declared a designated smoking area by Landlord.

24. Tenant shall observe Landlord’s rules with respect to maintaining standard window coverings at all windows in the Premises so that the Building presents a uniform exterior appearance. Tenant shall ensure that to the extent reasonably practicable, window coverings are closed on all windows in the Premises while they are exposed to the direct rays of the sun.

25. All deliveries to or from the Premises shall be made only at such times, in the areas and through the entrances and exits designated for such purposes by Landlord. Tenant shall not permit the process of receiving deliveries to or from the Premises outside of said areas or in a manner which may interfere with the use by any other Tenant of its premises or of any common areas, any pedestrian use of such area, or any use which is inconsistent with good business practice.

26. The work of cleaning personnel shall not be hindered by Tenant after 5:30 p.m. and such cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles necessary to prevent unreasonable hardship to Landlord regarding cleaning service.

27. Tenant shall not take any action to protest the appraised value of the Building for ad valorem tax purposes without Landlord’s express consent.

RIDER 1

RENEWAL OPTION

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

1. If, and only if, on the Expiration Date, or on the expiration of the first Renewal Term (hereinafter defined), as applicable, and the date Tenant notifies Landlord of its intention to renew the term of this Lease (as provided below), (i) Tenant is not in default under this Lease (beyond the expiration of any applicable notice and cure period), (ii) Tenant then occupies and the Premises then consist of at least all the original Premises and (iii) this Lease is in full force and effect, then Tenant, but not any assignee or subtenant of Tenant (other than an assignee pursuant to a Permitted Transfer), shall have and may exercise an option to renew this Lease for two (2) additional terms of three (3) years each (each, a “Renewal Term”) upon the same terms and conditions contained in this Lease with the exceptions that (x) this Lease shall not be further available for renewal after the second Renewal Term and (y) the rental for each Renewal Term shall be the applicable “Renewal Rental Rate”. The Renewal Rental Rate is hereby defined to mean the then prevailing rents (including, without limitation, those similar to the Basic Annual Rent and Additional Rent) payable by renewal tenants having a credit standing substantially similar to that of Tenant, for properties of equivalent quality, size, utility and location as the Premises, including any additions thereto, located within the area described below and leased for a renewal term approximately equal to the Renewal Term. The Renewal Rental Rate will take into consideration the tenant inducements offered in the renewal transactions considered by Landlord in determining the Renewal Rental Rate.

2. If Tenant desires to renew this Lease, Tenant must notify Landlord in writing of its intention to renew on or before the date which is at least nine (9) months but no more than twelve (12) months prior to the Expiration Date, or prior to the expiration of the first Renewal Term, as applicable. Landlord shall, within the next thirty (30) days, notify Tenant in writing of Landlord’s determination of the applicable Renewal Rental Rate and Tenant shall, within the next thirty (30) days following receipt of Landlord’s determination of the Renewal Rental Rate, notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the applicable Renewal Rental Rate. If Tenant timely notifies Landlord of Tenant’s acceptance of Landlord’s determination of the applicable Renewal Rental Rate, this Lease shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to this Lease to reflect the extension of the term and changes in Rent in accordance with this Rider, provided however, Tenant’s lease of the Expansion Space on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment. If (x) Tenant timely notifies Landlord in writing of Tenant’s rejection of Landlord’s determination of the Renewal Rental Rate or (y) Tenant does not notify Landlord in writing of Tenant’s acceptance or rejection of Landlord’s determination of the applicable Renewal Rental Rate within such thirty (30) day period, this Lease shall end on the Expiration Date, or on the

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expiration of the first Renewal Term, as applicable, and Landlord shall have no further obligations or liability hereunder. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Renewal Rental Rate for the Premises within thirty (30) days after the date Tenant notifies Landlord of Tenant’s rejection of Landlord’s determination of the Renewal Rental Rate, Tenant, by written notice to Landlord (the “Arbitration Notice”) within ten (10) days after the expiration of such thirty (30) day period, shall have the right to have the Renewal Rental Rate determined in accordance with the arbitration procedures described in Section 3 below. If Landlord and Tenant are unable to agree upon the Renewal Rental Rate for the Premises within the thirty (30) day period described and Tenant fails to timely exercise its right to arbitrate, Tenant’s renewal option set forth in this Rider shall be deemed to be null and void and of no further force and effect.

3. If Tenant provides Landlord with an Arbitration Notice, Landlord and Tenant, within ten (10) days after the date of the Arbitration Notice, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Renewal Rental Rate for the Premises during the applicable Renewal Term (collectively referred to as the “Estimates”) and shall each select a broker (hereinafter, a “broker”) to determine which of the two Estimates most closely reflects the Renewal Rental Rate for the Premises during the applicable Renewal Term. Each broker so selected shall be (i) a licensed commercial real estate broker in the State of Texas and (ii) have not less than ten (10) years’ experience in the field of commercial real estate brokerage for buildings similar to the Building. Upon selection, Landlord’s and Tenant’s brokers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Renewal Rental Rate for the Premises. The Estimate chosen by such brokers shall be binding on both Landlord and Tenant as the rental rate for the Premises during the applicable Renewal Term. If either Landlord or Tenant fails to appoint a broker within the ten (10) day period referred to above, the broker appointed by the other party shall be the sole broker for the purposes hereof. If the two brokers cannot agree upon which of the two Estimates most closely reflects the Renewal Rental Rate within thirty (30) days after their appointment, then, within ten (10) days after the expiration of such thirty (30) day period, the two brokers shall select a third broker meeting the aforementioned criteria. Once the third broker (i.e. arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his determination of which of the two Estimates most closely reflects the Renewal Rental Rate and such Estimate shall be binding on both Landlord and Tenant as the rental rate for the Premises. The parties shall share equally in the costs of the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant shall be borne by the party retaining such appraiser, counsel or expert.

4. If the Renewal Rental Rate has not been determined by the commencement date of the applicable Renewal Term, Tenant shall pay Basic Rent upon the terms and conditions in effect during the last month of the immediately preceding Term for the Premises until such time as the Renewal Rental Rate has been determined. Upon such determination, the Basic Rent for the Premises shall be retroactively adjusted to the commencement of the applicable Renewal Term. If such adjustment results in an underpayment of Basic Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within thirty (30) days after the determination thereof. If such adjustment results in an overpayment of Basic Rent by Tenant, Landlord shall credit such overpayment against the next installment of Basic Rent due under this Lease and, to the extent

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necessary, any subsequent installments, until the entire amount of such overpayment has been credited against Basic Rent.

5. If Tenant is entitled to and properly delivers the Arbitration Notice, this Lease shall be extended as provided herein and Landlord and Tenant shall enter into an amendment to this Lease to reflect the extension of the Term and changes in Rent in accordance with this Rider, provided however, Tenant’s lease of the Expansion Space on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such amendment.

6. The renewal rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease, except in connection with a Permitted Transfer. Landlord’s consent to any assignment of the Lease shall not be construed as allowing an assignment of such rights to any assignee. In the event an assignee pursuant to a Permitted Transfer exercises the renewal rights set forth herein, Tenant shall remain liable under the Lease for all of the obligations of the tenant hereunder during the applicable Renewal Term, whether or not Tenant has consented to or is notified of such renewal and Landlord shall have no obligation to obtain the consent of Tenant or to notify Tenant of such renewal.

7. The market area with respect to which the Renewal Rental Rate will be determined is the southwest Austin office submarket.

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RIDER 2

EXPANSION OPTION

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

A. Subject to the remaining provisions of this Rider, Tenant shall have the option and right (the “Expansion Option”) to lease from Landlord all, but not less than all, of the area located on the second (2nd) floor of the Building identified as the “Expansion Space” on Schedule A attached hereto (the “Expansion Space”). The Agreed Rentable Area of the Expansion Space is 11,928 square feet. Tenant shall exercise the Expansion Option, if at all, by delivering written notice of such exercise (such notice, the “Notice”) on or before the last day of the eleventh (11th) Lease Month of the Term. If Tenant fails to so exercise the Expansion Option, the Expansion Option shall be of no further force or effect.

B. The Expansion Space shall be leased to Tenant upon all terms and conditions of this Lease with the following exceptions:

(a) The Expansion Space shall be delivered to Tenant in the same condition as the Premises is required to be delivered to Tenant as of the Commencement Date under the Lease, and shall be constructed by Landlord substantially in accordance with the terms of the Work Letter attached to the Lease as Exhibit D, with the following modifications: (i) references to the “Premises” contained therein shall be deemed to mean the Expansion Space, (ii) the Commencement Date with respect to the Expansion Space shall be earlier to occur of (x) the date of Substantial Completion, subject to adjustment for any Tenant Delays, and (y) the first day of the eighteenth (18th) Lease Month of the Term, (iii) the initial space plan for the Expansion Space shall be delivered by Tenant to Landlord concurrently with Tenant’s delivery of the Notice, (iv) Landlord shall have no right to terminate the Lease for failure to approve the construction plans under Section 1.3 of the Work Letter or failure to accept the Contract Sum under Section 2.2 of the Work Letter, and (vi) to provide for such other matters as are necessary to reflect the agreements of the parties with respect to the finish out of the Expansion Space.

(b) Basic Annual Rent for the applicable Expansion Space will be equal to the product of the rental rate per square foot of Agreed Rentable Area for the Premises then in effect under the provisions of Item 3 of the Basic Lease Provisions (including the increases thereto), multiplied by the Agreed Rentable Area of the Expansion Space.

(c) Basic Monthly Rent for the Expansion Space will be equal to one-twelfth (1/12th) of the Basic Annual Rent for the Expansion Space.

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(d) Basic Annual Rent and Additional Rent for the Expansion Space shall commence on the earlier to occur of (i) the date of Substantial Completion with respect to the Expansion Space, subject to adjustment for any Tenant Delays, and (ii) the first day of the eighteenth (18th) Lease Month of the Term.

C. Landlord agrees to use reasonable efforts to cause the Expansion Space improvements to be Substantially Complete within one hundred twenty (120) days after Landlord’s receipt of the Notice and Tenant’s approval of the Construction Plans and Contract Sum therefor (such date, the “Outside Expansion Space Commencement Date”). Notwithstanding anything in this Lease to the contrary, if the Expansion Space improvements are not Substantially Complete on or before the Outside Expansion Space Commencement Date, Tenant, as its sole and exclusive remedy, shall be entitled to a rent abatement with respect to the Expansion Space of $653.59 for every day in the period beginning on the Outside Expansion Space Completion Date and ending on the date the Expansion Space improvements are Substantially Complete. Landlord and Tenant acknowledge and agree that: (x) the determination of the Substantial Completion of the Expansion Space shall take into consideration the effect of any Tenant Delay (with respect to the Expansion Space); and (y) the Outside Expansion Space Completion Date shall be postponed by the number of days Substantial Completion of the Expansion Space is delayed due to events of force majeure.

D. Upon Substantial Completion of the Expansion Space, Landlord and Tenant shall execute an Acceptance of Premises Memorandum in substantially the form of Exhibit E attached to the Lease. If Tenant occupies any Expansion Space without executing the Acceptance of Premises Memorandum, Tenant shall be deemed to have accepted such Expansion Space for all purposes, subject to the terms of the Lease as otherwise applicable to the Premises (e.g., Tenant’s express rights to object to defects).

E. Within fifteen (15) days after Landlord’s receipt of the Notice, Landlord and Tenant will enter into an amendment to this Lease reflecting (i) the addition of the Expansion Space to the Premises, (ii) the increase in Basic Annual Rent and Additional Rent payable under this Lease calculated as provided herein, (iii) the increase in Tenant’s Pro Rata Share Percentage (calculated with the increase in total Agreed Rentable Area based upon the Agreed Rentable Area of the Expansion Space) and (iv) such other amendments as are necessary to fully effectuate the terms of this Rider 2; provided however, Tenant’s lease of the applicable Expansion Space on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment.

F. Notwithstanding any other provision or inference herein to the contrary, Tenant’s rights and Landlord’s obligations under this Rider shall expire and be of no further force or effect on the earlier of (i) the expiration or earlier termination of the initial Term of this Lease, or (ii) an assignment of this Lease by Tenant (other than to an assignee pursuant to a Permitted Transfer). Further notwithstanding anything to the contrary herein, Tenant’s rights under this Rider shall be ineffective at any time that Tenant is in default under this Lease beyond the expiration of any applicable notice and cure period.

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SCHEDULE A

TO RIDER 2

EXPANSION SPACE AND

OPPORTUNITY EXPANSION SPACE

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RIDER 3

TENANT’S RIGHT OF OPPORTUNITY

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

A. Tenant shall have a right of opportunity (the “Right of Opportunity”) on the space containing 12,764 square feet of Agreed Rentable Area on the second (2nd) floor of the Building and identified as the “Opportunity Expansion Space” on Schedule A to Rider 2 above (the “Opportunity Expansion Space”) as provided in this Rider 3. However, upon the expiration or termination of Tenant’s Expansion Option (without the same having been exercised by Tenant), the Opportunity Expansion Space shall automatically be amended to mean the space containing 11,928 square feet of Agreed Rentable Area on the second (2nd) floor of the Building and identified as the “Expansion Space” on Schedule A to Rider 2 above. Tenant’s Right of Opportunity is in addition to and not in lieu of Tenant’s Expansion Option, and such rights are independent rights exercisable by Tenant in accordance with the terms of this Lease. In the event Landlord shall desire to offer all or any portion of the Opportunity Expansion Space for rent, license or any other possessory arrangement with a bona-fide third party, and Landlord shall thereafter receive a counter proposal from a bona-fide third party covering all or any portion of the Opportunity Expansion Space, Landlord shall deliver to Tenant a written statement (the “Statement”) setting forth the terms on which Landlord is willing to lease the entire Opportunity Expansion Space to Tenant, which terms shall reflect the terms which are no worse for Tenant than the terms on which Landlord is willing to lease such space to a bona-fide third party. Tenant may lease the entire (but not a portion of) Opportunity Expansion Space under such terms, by providing Landlord with written notice of exercise (the “Notice of Exercise”) within ten (10) days after the date of the Statement, except that Tenant shall have no such right and Landlord need not provide Tenant with an Statement if:

1. Tenant is in default under the Lease beyond any applicable notice and cure period at the time that Landlord would otherwise deliver the Statement; or

2. the Lease has been assigned (other than to an assignee pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the Statement.

B. The term for the Opportunity Expansion Space shall commence upon the commencement date stated in the Statement and thereupon such Opportunity Expansion Space shall be considered a part of the Premises, provided that all of the terms stated in the Statement including the termination date, shall govern Tenant’s leasing of the Opportunity Expansion Space and only to the extent that they do not conflict with the Statement, the terms and conditions of the Lease shall apply to the Opportunity Expansion Space. Tenant shall pay Rent for the Opportunity Expansion Space in accordance with the terms and conditions of the Statement.

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C. The Opportunity Expansion Space leased by Tenant hereunder shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of such Opportunity Expansion Space or the date the term for such Opportunity Expansion Space commences, unless the Statement specifies work to be performed by Landlord in such Opportunity Expansion Space, in which case Landlord shall perform such work in such Opportunity Expansion Space. If Landlord is delayed delivering possession of such Opportunity Expansion Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for such Opportunity Expansion Space shall be postponed until the date Landlord delivers possession of such Opportunity Expansion Space to Tenant free from occupancy by any party.

D. The rights of Tenant hereunder with respect to the Opportunity Expansion Space shall terminate on the earliest to occur of (i) the expiration of the initial Term of the Lease; (ii) Tenant’s failure to exercise its Right of Opportunity within the ten (10) day period provided in Section A above; and (iii) the date Landlord would have provided Tenant a Statement if Tenant had not been in violation of one or more of the conditions set forth in Section A above. Notwithstanding the foregoing, if (x) Tenant was entitled to exercise its Right of Opportunity, but failed to provide Landlord with a Notice of Exercise within the ten (10) day period provided in Section A above, and (y) Landlord does not enter into a lease for all or any portion of the Opportunity Expansion Space with a third party within a period of six (6) months following the date of the Statement, Tenant shall once again have a Right of Opportunity with respect to such Opportunity Expansion Space in accordance with the terms of this Rider. In addition, Tenant shall once again have the Right of Opportunity with respect to such Opportunity Expansion Space in accordance with the terms of this Rider if, within such six (6) month period, Landlord proposes to lease all or any portion of the Opportunity Expansion Space to a third party tenant on terms that are substantially different than those set forth in the Statement. For purposes hereof, the terms offered to a third party shall be deemed to be substantially the same as those set forth in the Statement as long as there is no more than a five percent (5%) reduction in the “bottom line” cost per rentable square foot of the Opportunity Expansion Space to the third party when compared with the “bottom line” cost per rentable square foot under the Statement, considering all of the economic terms of the both deals, respectively, including, without limitation, the length of term, the net rent, any tax or expense escalation or other financial escalation and any financial concessions.

E. If Tenant exercises its rights hereunder with respect to the Opportunity Expansion Space, Landlord and Tenant will enter into an amendment to this Lease reflecting (i) the addition of the Opportunity Expansion Space to the Premises, (ii) the increase in Basic Annual Rent and Additional Rent payable under this Lease calculated based on the terms set forth in the Statement, (iii) the increase in Tenant’s Pro Rata Share Percentage (calculated with the increase in the total Agreed Rentable Area based upon the Agreed Rentable Area of the applicable Opportunity Expansion Space), (iv) the term of the Lease with respect to the Opportunity Expansion Space, and (v) such other amendments as are necessary to fully effectuate the provisions of this Rider 3; provided however, Tenant’s lease of the Opportunity Expansion Space on the terms set forth herein shall be effective notwithstanding the parties’ failure to enter into such Lease amendment.

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RIDER 4

TENANT’S TERMINATION OPTION

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

A. Tenant shall have the one time right to terminate this Lease with respect to the entire Premises only (the “Termination Option”) effective as of the last day of the thirty-eighth (38th) Lease Month of the Term (the “Early Termination Date”), if:

(i) no part of the Premises is sublet for a term extending past the applicable Early Termination Date; and

(ii) the Lease has not been assigned (other than pursuant to a Permitted Transfer); and

(iii) Landlord receives Tenant’s notice of termination (“Termination Notice”) no later than ten (10) months prior to the Early Termination Date.

The Early Termination Date shall be treated as if such date was the Expiration Date.

B. If Tenant exercises its Termination Option, Tenant shall pay to Landlord the amount of $975,000.00 (the “Termination Fee”), as a fee in connection with the acceleration of the Expiration Date and not as a penalty. Such Termination Fee represents a portion of the unamortized costs incurred by Landlord in connection with entering into this Lease for the initial Premises. Additionally, if Tenant had previously expanded the initial Premises prior to exercising its Termination Option, whether by the exercise of its rights under Riders 2 and/or 3 above or otherwise, the Termination Fee shall be increased by an amount equal to the sum of the unamortized portion of all tenant improvement costs and leasing commissions incurred or provided by Landlord in connection with such additional space. One-half (1/2) of the Termination Fee shall be paid to Landlord simultaneously with delivery of the Termination Notice and the remaining one-half (1/2) of the Termination Fee shall be paid to Landlord on or before the Early Termination Date. Tenant shall remain liable for all Basic Rent, Additional Rent and other sums due under the Lease up to and including the Early Termination Date even though billings for such may occur subsequent to the Early Termination Date. The “unamortized portion” of that part of the Termination Fee applicable to any space added to the initial Premises, if applicable, shall be determined using an interest rate of 8% per annum, and such costs shall be amortized in equal amounts over the initial Term, commencing on the date Tenant begins paying Basic Annual Rent with respect to such additional space (after the expiration of any periods during which no Basic Annual Rent is due).

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C. If Tenant fails to timely deliver the Termination Notice or fails to timely pay any portion of the Termination Fee, the Termination Option and/or Tenant’s exercise of thereof shall be null and void and of no force or effect, time being of the essence in delivery of the Termination Notice and the Termination Fee.

D. As of the date Tenant provides Landlord with a Termination Notice, any unexercised rights or options of Tenant to renew the Term of this Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect. If Tenant properly exercises its Termination Option, the Early Termination Date will be deemed to be the Expiration Date of the Lease. Without limiting the generality of the foregoing, following such termination of the Lease, Landlord shall return any Security Deposit then held by Landlord, subject to and in accordance with the terms of the Lease.

R 4-2

RIDER 5

RIGHT TO AUDIT

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

Tenant shall have the right to perform an annual audit at Tenant’s expense on Landlord’s books and records to the extent necessary to verify Landlord’s calculation of actual Additional Rent for the prior calendar year, provided that such audit shall be conducted by a certified public accountant who is not compensated on a contingency fee basis, and further provided that the auditor’s report reflecting the results of such audit shall be promptly delivered to Landlord. Tenant agrees that any information obtained during an inspection by Tenant of Landlord’s books of account and records shall be kept in confidence by Tenant and its agents and employees and shall not be disclosed to any other parties, except to Tenant’s attorneys, accountants and other consultants. Any such audit shall be conducted, if at all, (i) within sixty (60) days after the receipt of the annual statement of actual Additional Rent from Landlord, (ii) during Landlord’s normal business hours, (iii) at the place where Landlord maintains its records (or such other place as Landlord shall deliver the appropriate records) and (iv) only after Landlord has received thirty (30) days prior written notice. If the audit report reflects that estimated Additional Rent was overcharged or undercharged in the audited calendar year and provided Landlord agrees with such audit, Tenant shall within thirty (30) days after receipt of such report pay to Landlord the amount of any underpayment or, if applicable, Landlord shall allow Tenant a credit against the next accruing installment of Additional Rent in the amount of any overpayment or pay to Tenant the amount of such overpayment.

R 5-1

RIDER 6

RIGHT TO ASSIGN TO AN AFFILIATE

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

Notwithstanding the prohibition against assignment and subleasing contained in Section 11.1 of the Supplemental Lease Provisions, Tenant may, without the prior written consent of Landlord, assign this Lease (i) to any entity controlling or controlled by or under common control with Tenant or (ii) to a successor to Tenant by purchase, merger, consolidation or reorganization, provided that all of the following conditions are satisfied (each such transfer a “Permitted Transfer”): (1) Tenant is not in default under this Lease; (2) Tenant shall give Landlord written notice at least thirty (30) days prior to the effective date of the proposed Permitted Transfer; (3) with respect to a purchase, merger, consolidation or reorganization or any Permitted Transfer which results in Tenant ceasing to exist as a separate legal entity, (a) Tenant’s successor shall own all or substantially all of the assets of Tenant, and (b) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied.

R 6-1

RIDER 7

GENERATOR RIGHTS

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

Subject to all of the terms and conditions of Section 6.303 of the Lease, Tenant, at Tenant’s option and at Tenant’s sole expense, install one (1) emergency power generator (subject to Landlord’s approval of such generator) (the “Generator”) and a generator pad (the “Pad”) outside of the Building in a location approved by Landlord; provided that (i) Tenant obtains all necessary approvals, including approvals from all governmental authorities and associations having jurisdiction over Tenant, the Property, the Generator and the Pad, and (ii) the Generator and Pad conform to all applicable laws, rules, regulations and restrictive covenants applicable to the Property. For purposes of this Lease, the Generator and Pad shall be considered Installations under Section 6.303. Tenant, at its sole cost and expense, shall be responsible for the installation of the Generator and the Pad, which shall include without limitation, reasonable environmental hazard protection and pollution prevention. Tenant, at its sole cost and expense, shall be responsible for (i) compliance with applicable laws, and (ii) the maintenance, repair, replacement, and removal, with respect to the Generator and Pad. At the expiration or earlier termination of the Term, Tenant shall remove the Generator all associated equipment, including without limitation, the Pad and all wiring, if requested by Landlord, and repair any damage caused by such removal. In the event Tenant installs the Generator and Pad as permitted hereunder, Tenant shall reimburse Landlord within thirty (30) days after Tenant’s receipt of an invoice, for the reasonable costs of landscaping and/or fencing installed by Landlord to screen the Generator from public view, if necessary in Landlord’s sole discretion.

R 7-1

RIDER H-1

(HAZARDOUS MATERIALS SURVEYS)

NO KNOWN HAZARDOUS MATERIALS

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (collectively, “Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

Landlord has heretofore engaged one or more independent contractors to perform limited surveys at the Property to determine if hazardous materials exist on or at the Property (whether one or more, the “Survey”). The scope of visual inspection, testing and sampling performed in connection with the Survey is set forth in the written report (whether one or more, the “Written Report”) submitted to Landlord by independent contractor(s) performing the Survey. However, the Tenant is advised that neither extensive testing nor sampling of any portion of the Property was performed in connection with the Survey of the Property. A copy of each Written Report is on file in the Property Manager’s office and Tenant shall have the right to inspect each such report. Except as expressly stated in the next following sentence, Landlord makes no representations or warranties whatsoever (express or implied) to Tenant regarding (x) the Survey (including, without limitation, the contents, accuracy and/or scope thereof) or the Written Report or (y) the presence or absence of hazardous or toxic materials or wastes in, at, or under the Premises or the Property. Landlord is not aware of (i) any written reports or surveys concerning the Building other than the Written Report and the Survey on file with the Property Manager or (ii) any fact that makes the Written Report or Survey inaccurate in any material respect. Tenant (a) shall not rely on and has not relied on the Survey or the Written Report, the same having been provided for informational purposes only and (b) acknowledges that Tenant has taken such actions as Tenant deems appropriate to fairly evaluate the Premises and has otherwise satisfied itself that the Premises are acceptable and suitable from an environmental perspective. Tenant shall furnish Landlord with a complete and legible copy of any study, report, test, survey or investigation performed by or on behalf of Tenant at any time involving the Premises and shall fully restore all areas and improvements where samples were taken or work was performed and repair all damage resulting from any of the same. TENANT SHALL INDEMNIFY AND HOLD HARMLESS LANDLORD FROM, AND SHALL REIMBURSE LANDLORD FOR AND WITH RESPECT TO, ANY AND ALL CLAIMS, ACTIONS, LIABILITIES, DAMAGES, LOSSES, INJURIES OR DEATHS IN CONNECTION WITH OR ARISING OUT OF OR FROM ANY INSPECTION, TESTING SAMPLING OR SIMILAR OR DISSIMILAR ACTIVITY CONDUCTED BY TENANT, TENANT’S AGENTS OR CONTRACTORS AT THE PREMISES OR THE BUILDING FOR HAZARDOUS OR TOXIC MATERIAL, WHETHER UNDER THIS RIDER OR OTHERWISE UNDER OR IN CONNECTION WITH THIS LEASE.

R H-1-1

RIDER H-2

TENANT’S STUDY, TESTING AND INSPECTION RIGHTS

This Rider is attached to and a part of that certain Lease Agreement executed by and between 3900 SAN CLEMENTE, L.P., a Texas limited partnership (“Landlord”), and BAZAARVOICE, INC., a Delaware corporation (“Tenant”). Any capitalized term used but not defined herein shall have the meaning assigned to it in the provisions designated in the Lease as the Supplemental Lease Provisions. Landlord and Tenant mutually agree as follows:

Prior to commencement of any tenant finish work to be performed by Landlord, Tenant shall have the right to make such studies and investigations and conduct such tests and surveys of the Premises from an environmental standpoint as Tenant deems necessary or appropriate, subject to the condition that all such studies and investigations shall be completed prior to the commencement of any tenant finish work to be performed by Landlord. TENANT SHALL INDEMNIFY AND HOLD HARMLESS LANDLORD FROM, AND REIMBURSE LANDLORD FOR AND WITH RESPECT TO, ANY AND ALL LOSS, DAMAGES, AND CLAIMS RESULTING FROM OR RELATING TO TENANT’S STUDIES, TESTS AND INVESTIGATIONS. If such study, test, investigation or survey evidences hazardous or toxic materials which affect the Premises, Tenant shall have the right to terminate this Lease without penalty provided such right shall be exercised, if at all, prior to the commencement of any tenant finish work to be performed by Landlord and, in any event, within fifteen (15) days after Tenant receives the evidence of hazardous or toxic materials. If Tenant does not exercise such right prior to commencement of any such tenant finish work and within such fifteen (15) day period, Tenant’s right to terminate this Lease shall be null and void and of no further force or effect. Without limiting the generality of the foregoing, following a termination of this Lease pursuant to this Rider H-2, Landlord shall return any Security Deposit then held by Landlord, subject to and in accordance with the terms of the Lease.

R H-2-1